UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

EHEALTH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

April 30, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of eHealth, Inc. that will be held on June 12, 2018 at 8:30 a.m. Pacific Daylight Time at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301.

In connection with our 2018 Annual Meeting of Stockholders, we have elected to provide access to our proxy materials over the Internet to all stockholders under the Securities and Exchange Commission’s “notice and access” rules. We believe that our use of this process should expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting and help to conserve natural resources. Hard copies of the proxy materials, including the Proxy Statement and Annual Report, will be mailed upon request.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we ask you to vote as soon as possible. You may vote over the Internet as well as by telephone or by mailing a proxy or voting instruction form. Voting over the Internet, by telephone, by written proxy or by written voting instruction form will ensure your representation at the Annual Meeting of Stockholders regardless of whether or not you attend in person. Please review the instructions on the proxy, voting instruction form or important notice regarding availability of proxy materials regarding each of these voting options.

Also, please let us know if you plan to attend our annual meeting by marking the appropriate box on the enclosed proxy card if you have requested to receive printed proxy materials, or if you vote by telephone or Internet, indicating your plans when prompted.

Thank you for your ongoing support of eHealth, Inc.

Sincerely yours,

Scott N. Flanders

Chief Executive Officer and Director

EHEALTH, INC.

Notice of Annual Meeting of Stockholders

to be held on June 12, 2018

To the Stockholders of eHealth, Inc.:

The Annual Meeting of Stockholders of eHealth, Inc., a Delaware corporation, will be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301, on Tuesday, June 12, 2018 at 8:30 a.m. Pacific Daylight Time for the following purposes:

1.	To elect two (2) Class III directors (Jack L. Oliver, III and Ellen O. Tauscher) to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018;

3.	To vote to approve, on an advisory basis, the compensation of our Named Executive Officers; and

4.	To transact such other business as may properly come before the Annual Meeting or at any postponement or adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice or made available over the Internet. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of eHealth as of the close of business on April 16, 2018 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponements, adjournments or continuations thereof.

All stockholders are invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder giving you the right to vote the shares.

By Order of the Board of Directors,

Scott Giesler

Secretary

Mountain View, California

April 30, 2018

Whether or not you expect to attend the annual meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as promptly as possible in order to ensure your representation at the annual meeting. We strongly encourage you to vote.

You may submit your proxy or voting instructions for the annual meeting by using the telephone or the Internet, or if you requested to receive printed proxy materials, you may also submit your proxy or voting instructions by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting” in this proxy statement and the instructions on the proxy, voting instruction form or important notice regarding availability of proxy materials. Even if you have given your proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from the record holder.

eHealth, Inc.

440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

PROXY STATEMENT

The Board of Directors of eHealth, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), is soliciting proxies in the accompanying form to be used at our Annual Meeting of Stockholders to be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301, on Tuesday, June 12, 2018 at 8:30 a.m. Pacific Daylight Time and for any postponement, adjournment or continuation thereof (the “Annual Meeting”).

On or about April 30, 2018, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our Annual Meeting and our Annual Report to stockholders, how to vote online or by telephone, and how to receive a paper copy of the proxy materials by mail.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What proposals will be voted on at the Annual Meeting?

Three proposals are scheduled to be voted on at the Annual Meeting:

1.	The election of two (2) Class III directors (Jack L. Oliver, III and Ellen O. Tauscher) to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal (Proposal 1);

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal 2); and

3.	A vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3).

We will also consider any other business that properly comes before the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their judgment.

What are the recommendations of the board of directors?

Our board of directors unanimously recommends that you vote:

1.	“FOR” the election of the nominated Class III directors (Proposal 1);

2.	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal 2); and

3.	“FOR” the proposal regarding a vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3).

Will there be any other items of business on the agenda?

We do not expect any other items of business, because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting or at any postponement or adjournment of the Annual Meeting. Those persons intend to vote that proxy in accordance with their judgment. If for any reason any of the nominees are not available as candidates for director, and our board of directors has not reduced the authorized number of directors on our board of directors, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

What constitutes a quorum?

As of the close of business on April 16, 2018 (the “Record Date”), there were 18,983,152 shares of our common stock outstanding. The presence at the Annual Meeting or at any postponement or adjournment of the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the common stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Who is entitled to vote?

Stockholders holding shares of our common stock at the close of business on the Record Date may vote at the Annual Meeting or at any postponement or adjournment of the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee. Each holder of our common stock is entitled to one vote for each share of common stock held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee is considered with respect to those shares the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. Other than routine matters, such as a proposal to ratify an independent registered public accounting firm, your broker will not be able to vote your shares unless your broker receives specific voting instructions from you. You must give your broker voting instructions in order for your vote to be counted on the proposal to elect directors (Proposal 1) and the proposal regarding a vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3). We strongly encourage you to vote.

How do I vote?

You may vote using any of the following methods:

•

By Internet. Stockholders of record of our common stock as of the Record Date with Internet access may submit proxies by following the Internet voting instructions on the Important Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) or, in the case of stockholders of record who have requested to receive printed proxy materials, by accessing the website specified on the proxy cards provided by Computershare Trust Company, N.A., our transfer agent. Stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the Notice of Availability or, in the case of beneficial holders of shares in street name who have requested to receive printed proxy materials, by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. Please be aware that if you submit voting instructions over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•	By Telephone. Stockholders of record of our common stock as of the Record Date who live in the United States or Canada may submit proxies by following the telephone voting instructions on their Notice of Availability or, in the case of stockholders of record who have requested to receive printed proxy materials, by following the telephone voting instructions specified on the proxy cards. Stockholders who hold shares beneficially in street name, live in the United States or Canada and have requested to receive printed proxy materials may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•	By Mail. Stockholders of record of our common stock as of the Record Date who have requested paper copies of their proxy materials may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the Class III nominees to the board of directors (Proposal 1), “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal 2) and “FOR” the proposal regarding a vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3). Stockholders who hold shares beneficially in street name and have requested to receive printed proxy materials may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•	In person at the Annual Meeting. Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting or at any postponement or adjournment of the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How are votes counted?

In the election of the Class III directors (Proposal 1), you may vote “FOR” the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal 2) and the vote to approve, on an advisory basis, the compensation of our

Named Executive Officers (Proposal 3), you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has no effect on the voting results, although abstentions are considered votes cast for the purpose of determining the presence of a quorum. If you provide specific instructions, your shares will be voted as you instruct.

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the Class III nominees to the board of directors (Proposal 1), “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal 2), “FOR” the proposal regarding a vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3) and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting). If you are a beneficial holder and do not return a voting instruction form, your broker, bank or nominee may only vote on the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

What vote is required to approve each item?

In the election of the Class III directors (Proposal 1), the two persons receiving the highest number of “FOR” votes cast at the Annual Meeting in person or by proxy or at any postponement or adjournment of the Annual Meeting will be elected. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal 2) and the vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3) require the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting in person or by proxy or at any postponement or adjournment of the Annual Meeting.

What are broker non-votes and what effect do they have on the proposals?

If you hold your shares beneficially in street name and do not provide your broker, bank or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a broker (1) has not received voting instructions from the beneficial owner with respect to a particular proposal and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, other than being counted for the purpose of determining a quorum, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting or any postponement or adjournment of the Annual Meeting, assuming that a quorum is obtained.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal 2), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the election of our Class III directors (Proposal 1) and the vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3).

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business at the Annual Meeting or any postponement or adjournment of the Annual Meeting, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares may not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Is cumulative voting permitted for the election of directors?

No. Neither our charter nor our bylaws permit cumulative voting at any election of directors.

I am a stockholder, and I only received a copy of the Important Notice Regarding Availability of Proxy Materials in the mail. How may I obtain a full set of the proxy materials?

In accordance with the “notice and access” rules of the Securities and Exchange Commission, we may furnish proxy materials, including this Proxy Statement and our 2017 Annual Report, to our stockholders of record and beneficial owners of shares by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Availability, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Availability.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the Securities and Exchange Commission has approved. Under this procedure, we deliver a single copy of the Notice of Availability and, if applicable, the proxy materials and the 2017 Annual Report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Availability and, if applicable, the proxy materials and the 2017 Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Availability and, if applicable, these proxy materials or the 2017 Annual Report, stockholders may contact us at the following address and telephone number:

Investor Relations

eHealth, Inc.

440 East Middlefield Road

Mountain View, CA 94043

(650) 210-3111

Stockholders who hold shares in street name (as described above) may contact their brokerage firm, bank, broker- dealer or other similar organization to request information about householding.

How are proxies solicited?

The costs and expenses of soliciting the proxy accompanying this Proxy Statement from stockholders will be borne by us. Our employees, officers and directors may solicit proxies in person, by telephone or by electronic communication. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We may engage the services of proxy solicitors to assist us in the distribution of proxy materials and the solicitation of votes, for which we will pay customary fees plus reasonable out-of-pocket expenses. In addition, we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of- pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.

Who will serve as inspector of elections?

Our officers are authorized to designate an inspector of elections for the meeting. It is anticipated that the inspector of elections will be a representative from Computershare Trust Company, N.A.

What is the date of our fiscal year end?

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our 2017 fiscal year and some information is provided as of a more current date. Our fiscal year ends on December 31.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our board of directors currently consists of five directors. Our certificate of incorporation provides a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors are elected each year.

Our Class III directors, whose term will expire at the Annual Meeting, are Jack L. Oliver, III and Ellen O. Tauscher. Our board of directors has nominated Class III directors Jack L. Oliver, III and Ellen O. Tauscher for election at the Annual Meeting. If elected, Mr. Oliver and Ms. Tauscher will serve as directors until the Annual Meeting of Stockholders in 2021 and until their respective successors are elected and qualified, subject to earlier resignation or removal.

The names and certain information about the continuing directors in each of the three classes of the board of directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxies will be voted, unless otherwise indicated, for the election of the nominees (Mr. Oliver and Ms. Tauscher) for election as Class III directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person(s) as substitute nominee(s) as the board of directors may designate in place of such nominee(s).

Nominees for Class III Directors

The following paragraphs provide information as of the date of this proxy statement about each of our nominee for director. The information presented includes information each nominee has given us about the nominee’s age, positions held, principal occupation and business experience for at least the past five years, and directorships of publicly-held companies for the past five years. We also describe the specific qualifications of each of our nominees that contribute to the board’s effectiveness as a whole. We believe that each of our nominees possess integrity, honesty, sound judgment, high ethical standards and a commitment of service to us.

The names of the nominees for Class III director and certain biographical information about them as of the date of this proxy statement are set forth below:

Name	Age	Position and Offices Held with the Company	Director Since
Jack L. Oliver, III(1)	49	Director	2005
Ellen O. Tauscher(2)	66	Chairperson of the Board of Directors	2012

(1)	Mr. Oliver serves as chairperson of the nominating and corporate governance committee and government and regulatory affairs committee of our board of directors and as a member of the compensation committee of our board of directors.
(2)	Ms. Tauscher serves as a member of the audit committee and government and regulatory affairs committee of our board of directors.

Jack L. Oliver, III. Director. Jack Oliver has served as a director since December 2005. Since March 2005, Mr. Oliver has been a senior advisor at the law firm Bryan Cave LLP. Mr. Oliver also has served as a senior advisor at Barclay’s PLC since March 2009. From August 2005 to 2008, Mr. Oliver served as a senior advisor at Lehman Brothers with a focus on Lehman Brothers’ global client relationship management and private management businesses. Prior to his work at Bryan Cave, Mr. Oliver served on various political campaigns, including those for the candidacies of Senator Jack Danforth, Senator Kit Bond, Senator John Ashcroft and Congressman Jim Talent. He is also a former deputy chairman of the Republican National Committee and was national finance director for President George Walker Bush’s presidential campaign. Mr. Oliver holds a B.A. degree in political science and communications from Vanderbilt University and a J.D. from the University of

Missouri School of Law. Mr. Oliver brings to our board of directors his political acumen and experience with government policy-making and expertise in strategy development, acquired through his legal training and his extensive involvement with several successful senatorial, congressional and presidential campaigns, all of which inform his views with respect to the strategic direction of our company.

Ellen O. Tauscher, Director. Ellen Tauscher has served as a director since July 2012 and as chairperson of our board of directors since May 2016. Ms. Tauscher is a strategic advisor at Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and has served in this role since August 2012. From February 2012 to August 2012, Ms. Tauscher served as Special Envoy for Strategic Stability and Missile Defense at the U.S. State Department. Ms. Tauscher was nominated in March 2009 by President Obama to serve as Under Secretary of State for Arms Control and International Security Affairs, which Ms. Tauscher served from June 2009 to February 2012. Prior to joining the State Department, Ms. Tauscher served from January 1997 to June 2009 as a member of the U.S. House of Representatives from California’s 10th Congressional District. While a member of Congress, Ms. Tauscher served on the House Armed Services Committee and House Transportation and Infrastructure Committee and as the Chairman of the Strategic Forces Subcommittee of the House Armed Services Committee. Prior to serving in Congress, Ms. Tauscher worked in investment banking and the financial services industry in various roles for Bache Halsey Stuart Shields, Bear Stearns & Co. and Drexel Burnham Lambert and as an officer of the American Stock Exchange. Ms. Tauscher also serves as a member of the board of directors of Edison International. Ms. Tauscher previously served on the board of directors of Invacare Corporation from February 2012 to May 2015 and SeaWorld Entertainment from December 2014 to October 2017. Ms. Tauscher holds a B.S. degree in early childhood education from Seton Hall University. Ms. Tauscher brings to our board of directors her expertise in finance and strategy development and knowledge of government affairs acquired through her service at the State Department and in Congress as well as during her career in investment banking.

Required Vote and Board of Directors Recommendation

The two candidates receiving the highest number of affirmative votes cast in person or by proxy at the Annual Meeting or at any postponement or adjournment of the Annual Meeting will be elected as directors to serve until their respective successors have been duly elected and qualified, subject to earlier resignation or removal.

The board of directors recommends a vote “FOR” election as directors of each of the nominees set forth above.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors Not Standing for Election

The following paragraphs provide information as of the date of this proxy statement about the continuing members of our board of directors not standing for election at the Annual Meeting. Director service terms expire at the Annual Meeting in the years set forth below. The information presented includes information each director has given us about his or her age, positions held, principal occupation and business experience for at least the past five years, and directorships of publicly-held companies for the past five years. We also describe the specific qualifications of each of our directors that contribute to the board’s effectiveness as a whole. We believe that all of our directors possess integrity, honesty, sound judgment, high ethical standards and a commitment of service to us.

Name	Age	Position and Offices Held with the Company	Year Term Expires
Scott N. Flanders(1)	61	Chief Executive Officer and Director	2019
Michael D. Goldberg(2)	60	Director	2019
Randall S. Livingston(3)	64	Director	2020

(1)	Mr. Flanders serves as a member of the equity incentive committee of our board of directors.
(2)	Mr. Goldberg serves as chairperson of the compensation committee and strategy committee of our board of directors and as a member of the audit committee and equity incentive committee of our board of directors.
(3)	Mr. Livingston serves as chairperson of the audit committee of our board of directors and as a member of the nominating and corporate governance committee and strategy committee of our board of directors.

Scott N. Flanders. Chief Executive Officer and Director. Scott Flanders has served as our chief executive officer since May 2016 and as a member of our board of directors since February 2008. Prior to becoming our chief executive officer, Mr. Flanders served as the chief executive officer of Playboy Enterprises, Inc., a media and lifestyle company, from July 2009 to May 2016, and continues to serve as a member of its board of directors. Previously, Mr. Flanders served as the president and chief executive officer of Freedom Communications, Inc., a privately-owned media company, from January 2006 to June 2009, and as a member of its board of directors from 2001 to 2009. Freedom Communications, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in September 2009. From 1999 to July 2005, Mr. Flanders served as the chairman and chief executive officer of Columbia House Company, a direct marketer of music and video products, which was acquired by Bertelsmann AG in July 2005. Mr. Flanders holds a B.A. degree in economics from the University of Colorado and a J.D. from Indiana University. He is also a certified public accountant. Mr. Flanders brings to our board of directors substantial management and operational expertise as a result of his experience as our chief executive officer, his leadership of several large media companies and his background in law and accounting, all of which are relevant to our overall business.

Michael D. Goldberg. Director. Michael Goldberg has served as a director since June 1999. Mr. Goldberg has served as the executive chairman of DNAnexus, Inc., a cloud-based genomic data company, and as an advisor at other private life science companies since May 2011. From January 2005 to May 2011, Mr. Goldberg was a partner at Mohr Davidow Ventures, a venture capital firm. From October 2000 to December 2004, Mr. Goldberg served as a managing director of Jasper Capital, a management and financial consultancy business. In 1995, Mr. Goldberg founded OnCare, Inc., an oncology practice management company, and served as its chairman until August 2001 and as its chief executive officer until March 1999. Mr. Goldberg previously served as founder, president and chief executive officer of Axion, Inc., a cancer-focused healthcare service company, from 1987 to 1995. Mr. Goldberg holds a B.A. in philosophy from Brandeis University and an M.B.A. from the Stanford Graduate School of Business. Mr. Goldberg serves as the chairman of the board of directors of CareDx, Inc. Mr. Goldberg brings to our board of directors his broad background as a seasoned entrepreneur, senior executive and as a venture capital investor focusing on healthcare-related industries, all of which has provided him with deep understanding of the healthcare field and significant experience overseeing corporate strategy, evaluating operating strategy and evaluating business management teams.

Randall S. Livingston. Director. Randall Livingston has served as a director since December 2008. Mr. Livingston is the vice president for business affairs and chief financial officer of Stanford University and has served in these roles since 2001. From 1999 to 2001, Mr. Livingston served as executive vice president and chief financial officer of OpenTV Corp., a provider of interactive television software and services. Mr. Livingston received a B.S. in mechanical engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business. Mr. Livingston serves as a member of the board of directors of Pacific Biosciences, Inc. and previously served as a member of the board of directors of Genomic Health, Inc. from 2004 to 2016. Mr. Livingston brings to our board of directors substantial financial expertise that includes extensive knowledge of the financial and operational issues facing large companies acquired in the course of serving as the chief financial officer of a major university, as a finance executive for several Silicon Valley companies and working with a major international management consulting firm.

Board Independence

The board of directors has determined that each of its current directors, except Scott N. Flanders, is independent within the meaning of the NASDAQ Global Market director independence standards, as currently in effect.

Board of Directors Meetings

The board of directors held eight meetings during 2017. Each of our directors serving on the board of directors during 2017 attended at least 75% of the meetings held by the board of directors and by the committees on which such director served during 2017. The independent members of our board of directors meet in executive session without management present on a regular basis.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee, a government and regulatory affairs committee, a strategy committee and an equity incentive committee, each of which has the composition and responsibilities described below. Each committee acts pursuant to written charters approved by the board of directors. The charters for the audit committee, compensation committee and nominating and corporate governance committee are available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Audit Committee. The current members of our audit committee are Messrs. Goldberg and Livingston and Ms. Tauscher. Mr. Livingston is the chairperson of the audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of the NASDAQ Global Market and the Securities and Exchange Commission for audit committee membership. Our board of directors has also determined that each Audit Committee member meets financial sophistication requirements of the NASDAQ Global Market and that Messrs. Goldberg and Livingston are “audit committee financial experts” as defined in Securities and Exchange Commission rules. The audit committee held eight meetings during 2017.

Among other duties, our audit committee:

•	appoints a firm to serve as independent accountant to audit our financial statements;

•	discusses the scope and results of the audit with the independent accountant and reviews with management and the independent accountant our interim and year-end operating results;

•	reviews the adequacy of our internal accounting controls and audit procedures;

•	approves (or, as permitted, pre-approves) all audit and non-audit services to be performed by the independent accountant; and

•	prepares the report that the Securities and Exchange Commission requires in our annual proxy statement.

The audit committee has the sole and direct responsibility for appointing, retaining and approving the compensation of our independent auditors and for overseeing their work. All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors are approved in advance by our audit committee.

Compensation Committee. The current members of our compensation committee are Messrs. Goldberg and Oliver. Mr. Goldberg is the chairperson of the compensation committee. Our board of directors has determined that each member of our compensation committee meets the applicable requirements for independence of the NASDAQ Global Market, the Securities and Exchange Commission and Internal Revenue Service. The purpose of our compensation committee is to assist our board of directors in determining the compensation of our executive officers and directors. The compensation committee held four meetings during 2017.

Among other duties, our compensation committee:

•	establishes the corporate goals and objectives that pertain to the variable compensation of our chief executive officer;

•	evaluates our chief executive officer’s performance;

•	determines our chief executive officer’s compensation, based on evaluating his or her performance and other relevant criteria;

•	determines, in consultation with our chief executive officer, the compensation of our executive officers;

•	makes recommendations to our board of directors regarding the compensation of members of our board of directors;

•	makes recommendations to our board of directors regarding adopting or amending equity incentive plans (including changes in the number of shares reserved for issuance thereunder);

•	reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans;

•	administers our equity incentive plans and may delegate to another committee of our board of directors the concurrent authority to make awards under our equity incentive plans to individuals other than executive officers;

•	reviews and discusses with management the compensation discussion and analysis to be included in our proxy statement or annual report and issues any report required by the Securities and Exchange Commission to be included in our proxy statement or annual report; and

•	assesses risks relating to compensation plans and arrangements.

Nominating and Corporate Governance Committee. The current members of our nominating and corporate governance committee are Messrs. Livingston and Oliver. Mr. Oliver is the chairperson of the nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the applicable requirements for independence of the NASDAQ Global Market. The nominating and corporate governance committee held four meetings during 2017.

Among other duties, our nominating and corporate governance committee:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate members of the board of directors and oversees the evaluation of the performance of our board of directors and of individual directors; and

•	reviews developments in corporate governance practices and makes recommendations to the board of directors concerning corporate governance matters.

Government and Regulatory Affairs Committee. The current members of our government and regulatory affairs committee are Mr. Oliver and Ms. Tauscher. Mr. Oliver is the chairperson of the government and regulatory affairs committee. The governance and regulatory affairs committee held four meetings during 2017.

Among other duties, our governance and regulatory affairs committee:

•	reviews our goals and objectives relating to the governmental affairs, regulatory, public policy and political developments impacting our business;

•	provides insight and awareness to the board of directors on emerging issues relating to political and regulatory development, at the federal and state levels, and the practical impact to us of such developments; and

•	assists in the preparation of our response to an unusual situation or crisis relating to a regulatory or political development.

Strategy Committee. The current members of our strategy committee are Messrs. Goldberg and Livingston. Mr. Goldberg is the chairperson of the strategy committee. The strategy committee held four meetings during 2017.

Among other duties, our strategy committee:

•	reviews our long-range financial and strategic planning goals and objectives;

•	reviews the allocations of corporate resources recommended by management;

•	recommends acquisitions, divestiture, investments, joint ventures and strategic transactions to the board of directors and management; and

•	evaluates the execution, performance, financial results and integration of any completed strategic transactions.

Equity Incentive Committee. The members of our equity incentive committee are Messrs. Flanders and Goldberg. The equity incentive committee has the authority to grant equity-based awards within certain guidelines approved by the board of directors to employees and consultants who are not our executive officers or directors. Equity awards may be granted by the equity incentive committee in accordance with the terms and conditions of the committee’s charter and the Equity Award Policy (see description below) adopted by our board of directors. The equity incentive committee held no meetings during 2017.

Non-Employee Director Compensation

Cash Compensation

For their service in 2017, our non-employee directors received cash compensation in accordance with the amounts set forth in the table below. More detail relating to the payments is set forth in the footnotes to the table under “2017 Director Compensation” below. Our non-employee directors also are entitled to reimbursement of business, travel and other related expenses incurred in connection with their attendance at board of directors and board of directors committee meetings.

Board of Directors Cash Compensation	Fees
Board Member Annual Retainer	$30,000
Chairperson of the Board Annual Retainer	$35,000
Committee Chair Annual Retainers
Audit Committee	$25,000
Compensation Committee	$12,500
Nominating and Corporate Governance Committee	$7,500
Government and Regulatory Affairs Committee	$10,000
Strategy Committee	$10,000
Non-Chair Committee Member Annual Retainers
Audit Committee	$10,000
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$3,500
Government and Regulatory Affairs Committee	$5,000
Strategy Committee	$5,000

Equity Compensation

Pursuant to our 2014 Equity Incentive Plan, as amended, our board of directors approved a program of automatic equity award grants for non-employee directors on the terms specified below:

•	Initial Equity Grants. Each non-employee director who first becomes a member of our board of directors receives a one-time grant of restricted stock units (RSUs) with a value of $150,000, based on the 20-day trading volume-weighted average trading price of eHealth common stock prior to the date of grant. These initial equity award grants occur when the director takes office. A director who previously was employed by us is not eligible for this grant. The RSUs vest annually over four years from the date of grant.

•	Annual Equity Grants. Each non-employee director continuing service on our board of directors also receives, on the date of each annual stockholders’ meeting, an annual grant of RSUs with a value of $150,000, based on the 20-day volume-weighted average trading price prior to the date of grant. The RSUs vest as to 100% of the shares subject to the grant on the day prior to our annual stockholder meeting, approximately one year following the grant date. A new director will not receive the initial grant and an annual grant in the same calendar year. A non- employee director who was previously employed by us is eligible for these annual grants.

•	Equity awards granted to non-employee directors under the 2014 Equity Incentive Plan will become fully vested upon a change in control of eHealth.

Our compensation committee works with its compensation consultant to review director compensation at peer companies on an annual basis and our board of directors takes this information into account in setting the levels of director compensation.

Stock Ownership Guidelines

Our board of directors has approved stock ownership guidelines for our non-employee directors. Pursuant to the guidelines, each non-employee director on June 30, 2011 is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) $180,000 in value or (ii) 13,709 shares and to maintain this minimum amount of stock ownership during the director’s tenure on the board of directors. Existing non-employee directors who were non-employee directors on June 30, 2011 were expected to achieve the applicable level of ownership by June 30, 2015.

Under the guidelines, each non-employee director who joins the board after June 30, 2011 is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) a value equal to six times their annual retainer for service on the board of directors (not including retainers for serving as members or as chairs of committees of the board of directors), or (ii) the number of shares determined by dividing the dollar amount determined in clause (i) by the 20-day volume-weighted average trading price of our common stock prior to the date upon which they join the board of directors. Non-employee directors are expected to maintain this minimum amount of stock ownership during the director’s tenure on the board of directors. New non-employee directors are expected to achieve the applicable level of ownership by June 30 following their fourth anniversary of joining the board of directors.

The following equity holdings qualify towards satisfaction of the stock ownership guidelines: (i) shares directly owned by the non-employee director or his or her immediate family members; (ii) shares held in trust, limited partnerships or similar entities for the benefit of the non-employee director or his or her immediate family members; (iii) shares subject to restricted stock units or other full-value awards that have vested, but for which a non-employee director has elected to defer settlement of the award to a date beyond the date of vesting; (iv) shares subject to restricted stock units or other full-value awards that are unvested and for which the only requirement to earn the award is continued service to the company for which a non-employee director has elected to defer the settlement of the award to a date beyond the date of vesting and (v) shares subject to stock options and stock appreciation rights that are vested and in-the-money.

Non-employee directors are not required to purchase shares on the open market in order to comply with the guidelines. In the event the applicable guideline is not achieved with respect to any non-employee director by the applicable deadline, the non-employee director will be required to retain an amount equal to 75% of the net shares received as a result of the exercise of the company’s stock options or stock appreciation rights or the vesting of restricted stock units or other full-value awards until the applicable guideline has been achieved. Under certain limited circumstances, the guidelines may be waived by our compensation committee at its discretion.

2017 Director Compensation

The following table summarizes compensation that our directors earned during 2017 for service on our board of directors and any applicable committee(s) thereof:

Name	Fees Earned in Cash	Stock Awards(1)	Total
Michael D. Goldberg(2)	$62,500	$151,801	$214,301
Randall S. Livingston(3)	$63,500	$151,801	$215,301
Jack L. Oliver, III(4)	$52,500	$151,801	$204,301
Ellen O. Tauscher(5)	$80,000	$151,801	$231,801

(1)	Amounts shown do not reflect compensation actually received. Amounts shown reflect the grant date fair value of the restricted stock units granted in 2017, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	Mr. Goldberg earned $30,000 related to his annual retainer as a non-employee member of the board of directors, $10,000 related to his position as a member of the audit committee, $12,500 related to his position as chairperson of the compensation committee and $10,000 related to his position as chairperson of the strategy committee.
(3)	Mr. Livingston earned $30,000 related to his annual retainer as a non-employee member of the board of directors, $25,000 for his position as chairperson of the audit committee, $3,500 for his position as a member of the nominating and corporate governance committee and $5,000 for his position as a member of the strategy committee.
(4)	Mr. Oliver earned $30,000 related to his annual retainer as a non-employee member of the board of directors, $7,500 related to his position as chairperson of the nominating and corporate governance committee, $10,000 related to his position as chairperson of the government and regulatory affairs committee and $5,000 related to his position as a member of the compensation committee.
(5)	Ms. Tauscher earned $30,000 related to her annual retainer as a non-employee member of the board of directors, $35,000 related to her position as chairperson of the board of directors, $10,000 related to her position as a member of the audit committee and $5,000 related to her position as a member of the government and regulatory affairs committee.

All of our non-employee directors have received options to purchase shares of our common stock and/or restricted stock units under our 2005 Stock Plan, 2006 Equity Incentive Plan or 2014 Equity Incentive Plan in connection with their service as members of our board of directors. The table below summarizes the outstanding options and unvested restricted stock units held by our non-employee directors as of December 31, 2017. Certain of our directors have elected to defer settlement of vested restricted stock units pursuant to the terms of a deferral election. The vested restricted stock units are not included in the table below but are reflected in the table and related footnotes under “Security Ownership of Certain Beneficial Owners and Management.”

			Number of Securities Underlying Equity Awards
Director	Grant Date	Type of Award	Shares Granted	Shares Subject to Unexercised Options Outstanding and Unvested Restricted Stock Units as of December 31, 2017	Aggregate Stock Options Outstanding as of December 31, 2017	Aggregate Unvested Restricted Stock Units as of December 31, 2017	Option Exercise Price
Michael D. Goldberg	6/10/2008 6/9/2009 6/15/2010 6/13/2017	Stock Option(1) Stock Option(2) Stock Option(2) Restricted Stock Units(2)	6,250 3,250 7,500 8,327	6,250 3,250 7,500 8,327			$ $ $	23.49 17.76 12.20 —
					17,000	8,327

Randall S. Livingston	12/17/2008 6/9/2009 6/15/2010 6/13/2017	Stock Option(3) Stock Option(2) Stock Option(2) Restricted Stock Units(2)	10,000 3,250 7,500 8,327	10,000 3,250 7,500 8,327			$ $ $	12.40 17.76 12.20 —
					20,750	8,327

Jack L. Oliver, III	6/10/2008 6/9/2009 6/15/2010 6/13/2017	Stock Option(1) Stock Option(2) Stock Option(2) Restricted Stock Units(2)	6,250 3,250 7,500 8,327	6,250 3,250 7,500 8,327			$ $ $	23.49 17.76 12.20 —
					17,000	8,327

Ellen O. Tauscher	8/16/2016 6/13/2017	Restricted Stock Units(4) Restricted Stock Units(2)	10,000 8,327	5,000 8,327				— —
						13,327

(1)	Option vested as to 100% of the shares subject to the grant on the earlier of (i) the one-year anniversary of the grant date or (ii) the day prior to our annual stockholder meeting approximately one year following the grant date.
(2)	Option or restricted stock unit vests as to 100% of the shares subject to the grant on the day prior to our annual stockholder meeting approximately one year following the grant date.

(3)	Option vested over four years at a rate of 25% after one year and 1/48th per month thereafter, so long as the holder continues to serve as a director.
(4)	Restricted stock unit vests as to 50% of the shares subject to the grant on each of the one and two year anniversaries of the date of grant.

Executive Officers

The following table sets forth our current executive officers and their ages and the positions they held as of March 31, 2018.

Name	Age	Title
Scott N. Flanders	61	Chief Executive Officer and Director
David K. Francis	50	Chief Financial Officer and Chief Operating Officer
Timothy C. Hannan	40	Chief Marketing Officer
Robert S. Hurley	58	President, Carrier and Business Development
Ian J. Kalin	37	Chief Technology Officer

Information pertaining to Mr. Flanders who is both a director and an executive officer of the company, may be found in the section entitled “Directors Not Standing for Election.”

David K. Francis. Chief Financial Officer and Chief Operating Officer. Mr. Francis has served as our chief financial officer since July 2016 and as our chief operating officer since January 2018. Mr. Francis previously served as our chief operations officer from October 2016 to January 2018. Prior to joining us, Mr. Francis served as managing director, equity research at RBC Capital Markets from November 2013 to July 2016. From 2007 to October 2013, he served as managing partner of The JAAG Group/JAAG Research, healthcare and technology consulting and research firms founded by Mr. Francis. Previously, Mr. Francis was a managing director and co-head of Healthcare Equity Research at Jefferies & Co., a partner, equity research at JC Bradford & Co., a managing director, equity research at Volpe Brown Whelan, a managing director at Punk, Ziegel & Knoell and an investment banking analyst at Needham & Company. Mr. Francis holds a B.S. degree in economics with concentrations in finance and management from the Wharton School of the University of Pennsylvania.

Timothy C. Hannan. Chief Marketing Officer. Mr. Hannan has served as our chief marketing officer since June 2017. Prior to joining us, Mr. Hannan served as chief marketing officer of Ibotta, Inc., a mobile shopping application, from February 2016 to June 2017 and as chief marketing officer of Trip.com, an online travel website, from February 2015 to February 2016. From March 2010 to November 2014, Mr. Hannan held various senior management positions at Orbitz Worldwide, most recently as its vice president of eMarketing. Mr. Hannan also spent five years at Expedia, Inc. from 2006 to 2010, including serving as the director of accounts for Europe, the Middle East and Africa. Mr. Hannan holds a B.A. in quantitative economics and finance from Providence College and an MBA from London Business School.

Robert S. Hurley. President, Carrier and Business Development. Mr. Hurley has served as our president, carrier and business development since January 2018. Previously, Mr. Hurley served as our president, medicare products from October 2016 to January 2018 and executive vice president of sales and operations from November 2015 to October 2016. Prior to that, Mr. Hurley served as our senior vice president of sales and operations from March 2011 to November 2015, our senior vice president of carrier relations from May 2007 to March 2011 and our vice president of strategic initiatives from September 2003 to May 2007. From April 1999 to September 2003, Mr. Hurley was responsible for our customer care and enrollment functions. Prior to joining us, Mr. Hurley served as an associate vice president of sales and operations for the consumer business segment at Health Net, Inc., a managed healthcare company, and in various leadership roles at Foundation Health, a California health plan. Mr. Hurley holds a B.A. degree in law and society from the University of California, Santa Barbara.

Ian J. Kalin. Chief Technology Officer. Mr. Kalin has served as our chief technology officer since March 2018. Mr. Kalin previously served as our chief data officer from February 2017 to March 2018. Prior to joining us, Mr. Kalin served as the chief data officer at the U.S. Department of Commerce from March 2015 to January 2017. At the Department of Commerce, Mr. Kalin oversaw the data strategy and operations for various government organizations such as the U.S. Census Bureau, the National Weather Service and the Patent and Trademark Office. Previously, Mr. Kalin served as the director of open data for Socrata, a government technology firm, from August 2013 to February 2015. Prior to that, Mr. Kalin briefly worked for Google.org from June 2013 to July 2013 where he supported a special project on civic data. Before Google, Mr. Kalin was the presidential innovation fellow at the U.S. Department of Energy from June 2012 to May 2013. Earlier in his career, Mr. Kalin worked in the clean-tech sector and the U.S. Navy as a counter terrorism officer and as a nuclear engineer. Mr. Kalin holds a B.S. in foreign service from Georgetown University and a masters in engineering management from Old Dominion University.

Corporate Governance Matters

Code of Business Conduct

Our board of directors has adopted a Code of Business Conduct, which is applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct is available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Corporate Governance Guidelines

Our board of directors has adopted Guidelines on Significant Corporate Governance Issues, or corporate governance guidelines, that address the role and composition of, and policies applicable to, the board of directors. The nominating and corporate governance committee annually reviews the guidelines and reports any recommendations regarding amendment thereof to our board of directors. Our corporate governance guidelines were last amended in March 2017 and are available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Equity Award Policy

Our board of directors adopted an Equity Award Policy in November 2006, which was amended and restated in March 2015. The policy provides:

•	Our compensation committee may grant equity awards to our directors, officers, employees or consultants.

•	Our equity incentive committee may grant equity awards to our employees or consultants, subject to the limitations that (i) the recipient has not already received an equity award from us, (ii) the recipient is not an officer or director, and (iii) the equity incentive committee may not grant options to purchase shares of our common stock or stock appreciation rights for more than 50,000 shares per grantee, and may not grant restricted stock or restricted stock units for more than 20,000 shares per grantee, unless the compensation committee approves a revised limit.

•	Our compensation committee will approve grants of equity awards (i) to new hires or to recently promoted employees at the first compensation committee meeting on or after the employee’s first day of employment or the day of the employee’s promotion and (ii) to existing directors, officers, employees or consultants (other than recently promoted employees) at the first regularly scheduled compensation committee meeting in a calendar quarter; provided, however, that the compensation committee may approve grants that do not comply with this requirement either at a time when the members of the compensation committee would be permitted to effect transactions in our securities under our Insider Trading Compliance Program or if the compensation committee determines that making the grants is in the interest of us and our stockholders.

•	For accounting, tax and securities law purposes, all awards are effective on the “date of grant,” which is the earliest day that is both (i) the third Tuesday of a month and (ii) at least the 10th business day after the date when the applicable committee approved the awards; provided, however, that the compensation committee shall have discretion to make grants that do not comply with this requirement solely with respect to grants of restricted shares and/or stock units intended to comply with the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code of 1986 (during such period of time that the performance-based compensation requirements were or may be available), as discussed in more detail below in “Executive Compensation, Say-On-Pay, Independence of Advisors—Regulatory Considerations.”

•	The exercise price of all options and stock appreciation rights is required to be equal to or greater than the closing price of our common stock on the date of grant.

Insider Trading Compliance Program

Our board of directors adopted an Insider Trading Compliance Program in August 2006, which was last amended and restated in March 2018. The program prohibits trading of our securities based on material, nonpublic information regarding our company and applies to members of our and our subsidiaries’ board of directors, employees and consultants, including our executive officers, and, in each case, members of their immediate families, other family members who live in their same household and any other family member whose securities transactions they direct (collectively, the “Insiders”). The Insiders are generally prohibited from, among other things, trading on material, nonpublic information, holding our securities in a margin account or pledging our securities as collateral for a loan, “tipping,” trading during our trading blackout period, conducting short sales of our securities, trading in derivative securities (e.g., “puts,” calls,” or other similar hedging instruments) relating our securities, placing open orders with brokers in violation of the program, and disclosing nonpublic information relating to our company and our subsidiaries on any forum.

Consideration of Director Nominees

Stockholder Recommendations and Nominations. The policy of our board of directors is to consider recommendations for director candidates from stockholders holding not less than one percent (1%) of the outstanding shares of our common stock continuously for at least twelve months prior to the date of submission of the recommendation. Our board of directors has established the following procedures by which these stockholders may submit recommendations regarding director candidates:

•	To recommend a candidate for election to the board of directors, a stockholder meeting the criteria set forth above must notify the nominating and corporate governance committee by writing to our general counsel at the following address:

General Counsel (Director Recommendation)

eHealth, Inc.

440 East Middlefield Road

Mountain View, California 94043

•	The stockholder’s notice is required to set forth the following information:

•	the candidate’s name and home and business contact information;

•	detailed biographical data and relevant qualifications of the candidate;

•	a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership set forth below;

•	information regarding any relationship between the candidate and us;

•	the candidate’s written consent to be named in our proxy statement and proxy if selected and to serve on our board of directors if elected;

•	evidence of the required ownership of common stock by the recommending stockholder; and

•	other information that the stockholder believes is relevant in considering the candidate.

A stockholder that instead desires to nominate a person directly for election to the board of directors at an annual meeting of stockholders must meet applicable requirements, including the deadlines and other requirements set forth in our bylaws.

Director Qualifications. Our board of directors believes that it is necessary for each of our directors to possess many qualities, skills and attributes. The nominating and corporate governance committee is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and attributes required of members of our board of directors in the context of the current make-up of our board of directors. According to our corporate governance guidelines, the nominating and corporate governance committee will consider the following in connection with its evaluation of director candidates:

•	the current size, composition and organization of the board of directors and the needs of the board of directors and its committees;

•	such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and

•	other factors as the nominating and corporate governance committee may consider appropriate.

The minimum qualifications and skills that each director should possess include (i) strong professional and personal ethics and values, (ii) broad experience at the policy-making level in business, government, education, technology or public interest and (iii) the ability to assist and make significant contributions to our success. As provided above, our corporate governance guidelines specify one of the considered factors as diversity of experience. Beyond this statement, our nominating and corporate governance committee does not have a formal policy with respect to diversity. The board of directors and nominating and corporate governance committee, however, believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the nominating and corporate governance committee seeks director candidates with a broad diversity of professions, skills and backgrounds.

The nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weight or priority to any of these factors.

Identification and Evaluation of Nominees for Director. The nominating and corporate governance committee is responsible for identifying, evaluating and recommending candidates for election to our board of directors and candidates for filling vacancies on our board of directors that may occur between annual meetings of our stockholders. The nominating and corporate governance committee may consider bona fide candidates from all relevant sources, including current board members, professional search firms and other persons. The nominating and corporate governance committee will also consider bona fide director candidates recommended by stockholders pursuant to the requirements set forth above. The nominating and corporate governance committee is responsible for evaluating director candidates in light of the board of directors membership criteria described above, based on all relevant information and materials available to the nominating and corporate governance committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.

Stockholder Communication with Directors

The board of directors believes that stockholders should have an opportunity to communicate with the board of directors. Any communication from a stockholder to the board of directors generally or to a particular director should be in writing and should be delivered to our general counsel at our principal executive offices. Each such communication should set forth (i) the name and address of the stockholder, as they appear on our books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of our stock that are owned of record by the record holder and beneficially by such beneficial owner. Our general counsel will monitor these communications. The general counsel will, in consultation with appropriate directors as necessary, generally screen out communications from stockholders that are (i) solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders or (iii) matters of a type that render them improper or irrelevant to the functioning of the board of directors and us. Summaries of appropriate communications will be provided to the board of directors at each regularly scheduled meeting of the board of directors. The board of directors generally meets on a quarterly basis. Where the nature of a communication warrants, the general counsel may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors or an individual director and may consult our independent advisors or management regarding the communication. The general counsel may decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.

The procedures described above do not apply to communications to non-employee directors from our officers or directors who are stockholders or to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Attendance at Annual Meeting of Stockholders

The board of directors encourages directors to attend our annual meetings of stockholders. All of our directors attended the annual meeting of stockholders held June 13, 2017.

Compensation Committee Interlocks and Insider Participation

The directors who were members of our compensation committee during 2017 were Michael D. Goldberg and Jack L. Oliver, III. None of the current or past members of our compensation committee has at any time been an officer or employee of ours while serving on the committee. None of our executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Board Leadership Structure

Our corporate governance guidelines provide that the board of directors should be free to choose a chairperson of the board in any way that it deems best for the company at a given point in time. Our board of directors recognizes that no single leadership model is right for all companies at all times and periodically reviews its leadership structure as a result. The board of directors currently believes that our company is best served by separating the roles of the chairperson of the board of directors and chief executive officer. Ellen O. Tauscher, an independent director, is the chairperson of our board of directors. The chairperson of the board of directors has the following responsibilities:

•	develop the agendas for all meetings of the board of directors with the chief executive officer;

•	act as chairperson and preside over meetings of the board of directors and stockholders; and

•	call special meetings of the independent directors, develop agendas for such meetings and chair all meetings of independent directors.

Accordingly, the chairperson of our board of directors has substantial ability to shape the work of our board of directors. We believe that the separation of the positions of the chairperson and chief executive officer can reinforce the independence of our board of directors in its oversight of our business affairs. In addition, the separation can help create an environment that is more conducive to objective evaluation and oversight of management.

Risk Oversight

The board of directors takes an active role, as a whole and at the committee level, in overseeing management of the company’s risks. Our management keeps the board of directors apprised of significant risks facing the company and the approach being taken to understand, manage and mitigate such risks. Specifically, strategic risks are overseen by the full board of directors and the strategy committee of the board of directors; regulatory risks are overseen by the government & regulatory affairs committee of the board of directors; financial and cybersecurity risks are overseen by the audit committee of the board of directors; risks relating to compensation plans and arrangements are overseen by the compensation committee of the board of directors; and risks associated with director independence and potential conflicts of interest are overseen by the nominating and corporate governance committee of the board of directors. Additional review or reporting on enterprise risks is conducted as needed or as requested by the full board of directors or the appropriate committee. In addition, our chairperson of the board of directors promotes communication and consideration of matters presenting significant risks to us through her role in contributing to and drafting agendas for meetings of our board of directors, chairing meetings of the board of directors and acting as a conduit between our independent directors and our chief executive officer on sensitive issues.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 31, 2018, as to shares of common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and nominees, (iii) each of our executive officers named under “Executive Compensation, Say-on-Pay, Independence of Advisors—2017 Summary Compensation Table” (the “Named Executive Officers”) and (iv) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the Securities and Exchange Commission and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 18,964,518 shares of common stock outstanding at March 31, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that were currently exercisable or exercisable within 60 days after March 31, 2018, and shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 31, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned*
5% Stockholders
Entities affiliated with BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	2,117,944	11.17%
Orbimed Capital LLC and Orbimed Advisors LLC (3) 601 Lexington Avenue, 54th Floor New York, NY 10022	1,834,700	9.67%
Redmile Goup, LLC (4) One Letterman Drive, Bldg D, Ste D3-300 San Francisco, CA 94129	1,558,914	8.22%
Cannell Capital, LLC (5) 245 Meriwether Circle Alta, WY 83414	1,091,878	5.76%
Entities affiliated with Deerfield Mgmt, L.P.(6) 780 Third Avenue, 37th Floor New York, NY 10017	1,013,916	5.35%
The Vanguard Group(7) 100 Vanguard Blvd. Malvern, PA 19355	978,756	5.16%
Entities affiliated Wellington Management Group LLP(8) 280 Congress Street Boston, MA 02210	971,396	5.12%

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned*
Named Executive Officers and Directors
Scott N. Flanders(9)	430,301	2.24%
David K. Francis(10)	25,322	*
Timothy C. Hannan	0	*
Robert S. Hurley(11)	48,698	*
Tom G. Tsao	0	*
Michael D. Goldberg(12)	119,721	*
Randall S. Livingston(13)	69,865	*
Jack L. Oliver, III(14)	60,048	*
Ellen O. Tauscher(15)	47,598	*
All executive officers and directors, as a group (10 persons)(16)	801,553	4.14%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o eHealth, Inc., 440 East Middlefield Road, Mountain View, CA 94043.
(2)	According to a Schedule 13G filed on January 23, 2018 with the Securities and Exchange Commission, 2,117,944 shares of common stock are deemed to be beneficially owned by BlackRock, Inc. and certain of its subsidiaries on behalf of various other persons known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock as of December 31, 2017. No one such person’s interest in our common stock is more than 5% of the total outstanding shares of our common stock.
(3)	According to a Schedule 13G filed on February 13, 2018 with the Securities and Exchange Commission, 843,200 shares of common stock are deemed to be beneficially owned by Orbimed Advisors LLC and 991,500 shares of common stock are deemed to be beneficially owned by Orbimed Capital LLC on behalf of various other persons known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock as of December 31, 2017. No one such person’s interest in our common stock is more than 5% of the total outstanding shares of our common stock.
(4)	According to a Schedule 13G filed on February 14, 2018 with the Securities and Exchange Commission, 1,558,914 shares of common stock are deemed to be beneficially owned by Redmile Group, LLC and Jeremy C. Green on behalf of various other persons known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock as of December 31, 2017. No one such person’s interest in our common stock is more than 5% of the total outstanding shares of our common stock.
(5)	According to a Schedule 13G filed on February 14, 2018 with the Securities and Exchange Commission, 1,091,878 shares of common stock are deemed to be beneficially owned by Cannell Capital, LLC and J. Carlo Cannell on behalf of various other persons known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock as of December 31, 2017. No one such person’s interest in our common stock is more than 5% of the total outstanding shares of our common stock.
(6)	According to a Schedule 13G filed on February 14, 2018 with the Securities and Exchange Commission, Deerfield Mgmt, L.P, Deerfield Management Company, L.P. and James E. Flynn may be deemed to beneficially own 1,013,916 shares of our common stock which are owned by Deerfield Partners, L.P., Deerfield International Master Fund, L.P. and Deerfield Special Situations Fund, L.P on behalf of various other persons known to have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities as of December 31, 2017. No one such person’s interest in our common stock is more than 5% of the total outstanding shares of our common stock.
(7)

According to a Schedule 13G filed on February 8, 2018 with the Securities and Exchange Commission, 978,756 shares of common stock are deemed to be beneficially owned by the Vanguard Group on behalf of various other persons known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock as of December 31, 2017. No one such person’s interest in our common stock is more than 5% of the total outstanding shares of our common stock.
(8)	According to a Schedule 13G filed on February 8, 2018 with the Securities and Exchange Commission, 971,396 shares of common stock are deemed to be beneficially owned by Wellington Management Group, LLP and certain of its subsidiaries on behalf of various other persons known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock as of December 31, 2017. No one such person’s interest in our common stock is more than 5% of the total outstanding shares of our common stock.
(9)	Includes 174,640 shares of common stock issuable upon exercise of stock options, 31,250 shares of common stock issuable upon vesting of restricted stock units and 32,808 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election.
(10)	Includes 10,000 shares of common stock issuable upon vesting of restricted stock units and 3,619 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election.
(11)	Includes 6,500 shares of common stock held of record by Robert and Jeanette Hurley, trustees to the Riach Hurley Family Trust. Also includes 6,875 shares of common stock issuable upon vesting of restricted stock units, 23,632 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election.
(12)	Includes 44,419 shares of common stock held of record by Michael D. Goldberg Family Trust dated June 3, 2011. Also includes 17,000 shares of common stock issuable upon exercise of stock options and 18,628 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election.
(13)	Includes 20,750 shares of common stock issuable upon exercise of stock options and 13,252 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election.
(14)	Includes 17,000 shares of common stock issuable upon exercise of stock options.
(15)	Includes 24,068 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election.
(16)	Includes an aggregate of 229,390 shares of common stock issuable upon exercise of stock options, 48,125 shares of common stock issuable upon vesting of restricted stock units and 116,007 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transaction, to which we were or will be a participant, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Board Compensation

We pay non-employee directors for service on our board of directors. Our non-employee directors also have received options to purchase shares of our common stock and restricted stock units covering shares of our common stock. For more information regarding these arrangements, see “Non-Employee Director Compensation” above.

Employment Agreements

We have entered into offer letters or employment related agreements with each of our executive officers. For more information regarding these arrangements, see “Executive Compensation, Say-on-Pay, Independence of Advisors—Employment Agreements, Separation Agreements and Change of Control Arrangements” below.

Indemnification Agreements and Limitation of Liability

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred or suffered in connection with their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her action in that capacity, regardless of whether Delaware law would otherwise permit indemnification. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Equity Award Grants

We have granted restricted stock units and options to purchase shares of our common stock to our directors and executive officers. See “Non-Employee Director Compensation,” “Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements” and “Executive Compensation, Say-on-Pay, Independence of Advisors—2017 Outstanding Equity Awards at Fiscal Year-End, 2017 Option Exercises and Stock Vested at Fiscal Year-End.”

Policies and Procedures with Respect to Related-Party Transactions

The charter of our audit committee requires that members of the audit committee, all of whom are independent directors, review and oversee all related-party transactions in accordance with applicable rules and regulations. In addition, the audit committee is responsible for reviewing, approving and monitoring our Code of Business Conduct. Our Code of Business Conduct prohibits conflicts of interest as a matter of policy, except with the informed written consent of our board of directors or a committee of our board of directors in the case of a director or executive officer. There were no related-party transactions during 2017 that did not require review, approval or ratification pursuant to our policies and procedures, or for which such policies and procedures were not followed. Except for the compensation of directors and executive officers described earlier and as set forth above, none of our directors, executive officers or holders of more than 5% of our common stock were involved in any related-party transactions.

EXECUTIVE COMPENSATION, SAY-ON-PAY, INDEPENDENCE OF ADVISORS

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes our executive compensation program and philosophy and the material elements of compensation awarded to, earned by, or paid to our chief executive officer, chief financial officer and our other executive officers named in the Summary Compensation Table, or “Named Executive Officers,” for the year ended December 31, 2017. Our Named Executive Officers for 2017 were as follows:

•	Scott N. Flanders, Chief Executive Officer

•	David K. Francis, Chief Financial Officer and Chief Operating Officer

•	Timothy J. Hannan, Chief Marketing Officer

•	Robert S. Hurley, President, Carrier and Business Development

•	Tom G. Tsao, Former President, Small Business, Individual and Family Products

Pursuant to relevant SEC rules, any individual who serves as the principal executive officer or principal financial officer for any portion of the year must be included as a Named Executive Officer, and certain other executive officers and former executive officers must also be included. Mr. Hannan joined us as the chief marketing officer in June 2017 and Mr. Tsao resigned as President, Small Business, Individual and Family Products in March 2017. We did not have any other executive officers in 2017 other than the individuals listed above. The compensation of these Named Executive Officers is presented in the compensation tables in this proxy statement and is discussed in this compensation discussion and analysis. Certain payments and benefits received by our Named Executive Officers also are discussed in the section entitled “Employment Agreements, Separation Agreements and Change of Control Arrangements” on page 51 of this proxy statement.

Our Business Environment and Certain Achievements

Our key objectives for the year were:

•	To grow our Medicare business on a cost-basis that allows for attractive and sustainable margins;

•	To focus specifically on establishing a larger and more aggressive growth profile in the Medicare Supplement market;

•	To strengthen our Medicare telesales organization;

•	To build a foundation for growth in our Small Business health insurance business; and

•	To re-establish growth in our individual and family health insurance business after several years of regulatory and market headwinds.

Medicare-related Health Insurance: In 2017, we continued to grow our Medicare business. The number of estimated Medicare members that we had at the end of 2017 grew 26% compared to 2016 and our 2017 Medicare revenue grew 28% compared to the prior year. We were also successful in scaling our presence in the Medicare Supplement market with a 44% growth in estimated Medicare Supplement membership as of the end of 2017 compared to 2016. The number of total 2017 submitted Medicare applications grew 10% year-over-year, a slowdown compared to a 31% submitted application growth that we generated in 2016. This slow-down was driven primarily by a shift in our demand generation efforts away from expensive paid search and lead generation marketing and towards strategic partnerships, organic search and in-house management of television advertising and direct mail campaigns. As a result of these initiatives, we were able to significantly reduce our variable marketing costs per submitted Medicare application during the 2017 Medicare annual enrollment period, reversing a multi-year trend of inflation in our acquisition costs. We also made progress in making our in-house telesales organization more efficient in converting consumer demand and started to build out a network of call center partners to handle peak-time demand more cost-effectively.

Small Business Health Insurance: In our small business health insurance market, the estimated year-end membership in 2017 grew 7% compared to 2016, and commission revenue for the full year 2017 grew 15% compared to 2016. The number of approved new members grew in excess of 75% in 2017, a significant acceleration compared to 24% growth that we generated in 2016. During the year, we invested in the enhancement of our small business technology platform and fulfillment capabilities and expanded our marketing initiatives in the small business area.

Individual and Family Health Insurance: The individual and family health insurance market remained challenged in 2017 in the absence of favorable regulatory changes under the current administration. Consumers faced continuing premium inflation, lack of quality products and a shortened open enrollment period which ran from November 1 to December 15 in 2017. News coverage around the potential repeal of the Affordable Care Act, repeal of the individual mandate and other policy changes contributed to confusion in the market and adversely impacted consumer demand during the year. Our 2017 submitted applications for all individual and family plan products declined 51% compared to 2016 with estimated membership as of year-end declining 38% compared to 2016 year-end. The decline in membership had a negative impact on our 2017 individual and family health insurance commission revenues, which declined 45% year-over-year. Despite the recent decline in new enrollments, we point out as a significant strength that our individual and family plan business remained profitable and cash flow positive on a standalone basis.

Benefit Packages and Ancillary Products: During the year, we continued to pursue cross-selling of ancillary products such as vision and dental policies to our customers on individual and family plan and Medicare products. In addition, in 2017 we introduced a number of health insurance benefit packages specifically designed to meet a wider range of consumer health insurance and price needs compared to Affordable Care Act-compliant major medical products and invested in marketing and fulfillment of these packages.

Overall Results: Our total revenue in 2017 declined 8% compared to 2016, as growth in Medicare and small business was not enough to offset declining revenue in our individual and family health insurance business. Our 2017 Adjusted EBITDA declined year-over-year to $(15.3) million compared to $5.7 million in 2016. Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, acquisition costs related to our recently completed acquisition of GoMedigap, restructuring benefit, amortization of intangible assets, other income (expense), net and provision (benefit) for income taxes to GAAP net loss. This decline was driven in part by a reduction in our individual and family health insurance plan membership, and continued investment in our Medicare, small business and packaged product initiatives. Cash flow from operations was negative $15.5 million in 2017 compared to positive $4.1 million in 2016.

Executive Compensation Summary

Pay for Performance

The focus of our executive compensation program is to tie the pay of our Named Executive Officers to their performance and the company’s performance. Accordingly, while we pay competitive base salaries and other benefits, the majority of our Named Executive Officers’ compensation opportunity is tied to variable pay based on company performance.

During 2017, the compensation of our chief executive officer primarily consisted of base salary and a mix of performance-based and service-based long-term equity incentive awards. During 2017, the compensation of our Named Executive Officers other than our chief executive officer primarily consisted of base salary, an annual cash incentive award, and a mix of performance-based and service-based long-term equity incentive awards. The compensation of our Named Executive Officers is discussed in more detail below.

For 2017, our chief executive officer was eligible to earn up to approximately 78% of his total target direct compensation in the form of variable long-term equity incentives. For 2017, our other Named Executive Officers (excluding the Named Executive Officer who terminated employment during 2017) were eligible to earn up to approximately 64% (on average) of their total target direct compensation in the form of variable annual cash incentives and long-term equity incentives. The following charts illustrate the pay mix of our chief executive officer and the average pay mix of our other Named Executive Officers for target total direct compensation (excluding the Named Executive Officer who terminated employment with us during 2017):

Chief Executive Officer 2017 Pay Mix	Other Named Executive Officers 2017 Pay Mix

As used in the above charts, total target direct compensation includes annualized base salary, variable annual cash incentives and long-term equity incentives, but excludes other compensation such as relocation and travel payments and 401(k) matching contributions. Base salary is calculated based on the annualized base salary as of December 31, 2017 and not actual salary earned for partial year of employment. The variable annual cash incentives and long-term performance-based equity incentives are calculated assuming all cash bonuses were awarded, and performance-based equity incentives were earned, at 100% of their target levels. The long term equity incentives are calculated using the grant date fair value of the of the equity awards computed in accordance with FASB ASC Topic 718. Accordingly, the amounts do not reflect the actual amounts awarded to our chief executive officer and other Named Executive Officers. In addition, the percentages do not account for payments we make for health and life insurance benefits.

The performance-based, long-term equity incentives for our chief executive officer were eligible to be earned based on our financial performance in 2017 and on achieving certain stock price thresholds over a four-year period. The annual cash incentives for our Named Executive Officers other than the chief executive officer were eligible to be earned based on our financial performance in 2017, while the performance-based, long-term equity incentives were eligible to be earned based on achieving certain stock price thresholds over a four-year period.

Corporate Governance Best Practices

Our compensation committee, assisted by its independent compensation consultant, Radford, an Aon Hewitt Company (“Radford”), stays informed of developing executive compensation best practices and strives to implement them. In this regard, our best practices include:

•	In 2017 tying approximately 90% of the equity awards granted to the chief executive officer to achieving revenue and adjusted EBITDA performance for the year ended December 31, 2017 as well as achieving certain levels of stock price performance within the four years following the date of grant, subject to additional one-year of time-based vesting upon achievement of the stock price threshold;

•	In 2017 tying approximately 73% of the equity awards granted to the chief financial officer and chief operating officer and 50% of the equity awards granted to the other Named Executive Officers, to achieving certain levels of stock price performance within the four years following the date of grant, subject to additional one-year of time-based vesting upon achievement of the stock price threshold;

•	Linking pay to performance by, for example, tying bonus payouts under the 2017 Executive Bonus Plan to our financial performance;

•	Maintaining stock ownership guidelines for executive officers and non-employee directors;

•	Prohibiting all employees, including our Named Executive Officers, from hedging their company common stock pursuant to our Insider Trading Policy;

•	Prohibiting all employees, including our Named Executive Officers from pledging company common stock as collateral for a loan pursuant to our Insider Trading Policy;

•	Providing no golden parachute excise tax gross-ups;

•	Generally restricting our executive officers to be eligible to receive only the same benefits and perquisites as our other U.S. salaried employees;

•	Conducting an annual Say-on-Pay advisory vote as a means to receive feedback from stockholders on our executive compensation program; and

•	Engaging Radford to perform a risk analysis with respect to our compensation programs and policies, including for non-executive officers.

General Compensation Philosophy and Program Structure

General

We strive to balance our need to compete for executive talent with the need to maintain a reasonable and responsible cost structure for our program and to align our executive officers’ interests with our stockholders’ interests. In general, the objectives of our executive compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers;

•	directly link compensation to measurable corporate and individual performance;

•	focus executive officers on achieving near and long-term corporate objectives and strategy; and

•	reward executives for creating stockholder value.

Executive officer compensation primarily has been composed of base salary, annual cash bonus awards and long-term equity incentive awards. We establish compensation based on the executive officer’s responsibilities, individual performance and company performance.

Role of the Compensation Committee

The compensation committee of our board of directors, composed entirely of non-employee independent members of our board of directors, oversees, among other things, the design and administration of our executive compensation program and our equity incentive plans (including reviewing and approving equity award grants). The compensation committee reviews and approves all compensation decisions relating to our executive officers on an annual basis. The compensation committee reviews the components of executive officer compensation for consistency with our compensation philosophy and takes into account changes in compensation practices among our peer group companies. The compensation committee also reviews overall compensation risk. See “Committees of the Board of Directors—Compensation Committee” above for additional information about the compensation committee.

Role of Executive Officers

Our chief executive officer, chief financial officer and members of our human resources, finance and legal departments assist and support the compensation committee. Management does not determine executive officer compensation. However, management reviews our compensation philosophy with the compensation committee and develops compensation proposals for the compensation committee to consider. Management may provide various materials to the compensation committee, such as analyses of existing and proposed compensation programs and executive officer and other employee equity ownership information. Our chief executive officer and our senior vice president of human resources participated in meetings of our compensation committee, and our chief executive officer makes recommendations with respect to compensation proposals for executive officers other than himself.

Role of the Compensation Consulting Firm

The compensation committee has engaged Radford to provide compensation advisory services. Radford reports directly to the compensation committee for purposes of advising it on executive officer compensation and meets with certain members of management in conducting its reviews of various aspects of executive officer compensation. In early 2017, Radford conducted analyses of our executive officers’ base salaries, annual cash bonus awards and long term equity incentive awards against the compensation of executive officers in similar positions with companies considered to be our “peer companies.” Radford also reports on overall compensation risk, equity plan usage and makes recommendations to the compensation committee for executive new hire packages. Radford attended certain compensation committee meetings, including executive sessions, to present its analyses and to discuss its findings with the compensation committee. The compensation committee reviewed Radford’s analyses in the context of making its decisions with respect to executive officers compensation for 2017. We, as a company, participate in Radford’s Global Technology Survey in order to obtain market compensation information for executives and staff globally. Radford also assists us in valuing equity awards to ensure that such awards are properly expensed. The total dollar amount of services that Radford provided to us in 2017 that was paid in 2017 was approximately $145,425, of which $85,920 was paid as professional fees, $22,590 was paid as salary survey fees and $36,915 was paid in connection with valuation services related to employee stock options. The compensation committee has reviewed the level of services provided to us by Radford and does not believe it or the services give rise to a conflict or compromises Radford’s independence in advising the compensation committee.

Compensation Committee Adviser Independence

The compensation committee has considered the independence of Radford pursuant to NASDAQ Global Market and Securities and Exchange Commission rules and has found no conflict of interest in Radford’s continuing to provide advice to the compensation committee.

The compensation committee is also regularly advised by the company’s outside legal counsel, Cooley LLP. The compensation committee has considered the independence of Cooley LLP pursuant to NASDAQ Global Market and Securities and Exchange Commission rules and has found no conflict of interest in Cooley’s continuing to provide advice to the compensation committee. The compensation committee intends to reassess the independence of its advisers at least annually.

Consideration of 2017 Advisory Say-On-Pay Vote; Frequency of Say on Pay Vote

On June 13, 2017, we held a stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a “Say-On-Pay” vote. Our stockholders approved the compensation of our Named Executive Officers, with approximately 98% of stockholder votes that were cast being in favor of our 2017 Say-On-Pay resolution. Noting the results of this vote, for fiscal 2017, the compensation committee retained our general approach to our executive compensation program, with a continued emphasis on rewarding our executive officers through compensation if they deliver long-term value for our stockholders. The compensation committee considers input from our stockholders, as well as the outcome of our annual Say-on-Pay vote, when making executive compensation program decisions. On June 13, 2017, we also held an advisory vote as to how frequently we should hold a Say-On-Pay vote. Approximately 85% of the stockholder votes that were cast were in favor of holding the vote on an annual basis. As a result, we will hold an annual advisory stockholder vote to approve our Named Executive Officer compensation until we receive the results of our next Say-On-Pay frequency vote, which is scheduled to be held in 2023.

Competitive Positioning

For the 2017 executive compensation review Radford provided an analysis of our executive officer compensation against the compensation of executive officers in similar positions with a set of peer group companies (which changed from 2016 to 2017, as described below) and also with compensation data drawn from software/Internet companies with revenues from $100 million to $500 million included in the Radford Global Technology Total Direct Compensation Survey. The survey data was used in addition to the peer group company data as it was believed to be reflective of companies that compete in our labor market and of companies with similar revenue levels. The peer group companies and the survey data were equally weighted by the compensation committee.

2017 Peer Group

The peer group developed by Radford, approved by our compensation committee and used in Radford’s analysis for 2017 compensation, was based on peer companies with revenues ranging from $100 million to $500 million and market capitalization ranging from $100 million to $1 billion. The companies that comprised the 2017 peer group consisted of the following:

Peer Group Companies
Angie’s List, Inc.	Liquidity Services, Inc.
Bazaarvoice, Inc.	LivePerson, Inc
Benefitfocus, Inc.	Marchex, Inc.
Benefitfocus, Inc.	Marchex, Inc.
Blucora, Inc.	Petmed Express, Inc.
BrightCove Inc.	QuinStreet, Inc.
Blue Nile, Inc.	Quotient Technology, Inc.
Carbonite, Inc.	RetailmeNot, Inc.
Care.com, Inc.	TechTarget, Inc.
Chegg, Inc.	Travelzoo, Inc.
DHI Group, Inc.	TrueCar, Inc.
Ebix, Inc	XO Group Inc.
Jive Software, Inc.	YuMe, Inc.
Limelight Networks, Inc.

LogMeIn, Inc., and Yelp, Inc., companies included in the 2016 peer group, were removed from the 2017 peer group because their respective revenues and market capitalizations were not within the criteria approved by the compensation committee. Constant Contact, Inc. and United Online, Inc. were also removed from the peer group because they were acquired. BrightCove, Inc., Chegg, Inc., Jive Software, Inc., Liquidity Services, Inc. TrueCar, Inc. and YuMe, Inc. were added to the peer group because they fell within the criteria stated above.

Use of Market Data

For its fiscal 2017 compensation decisions, the compensation committee maintained a practical approach to attracting and retaining key executive talent in line with market data. The compensation committee’s goal is generally to set all elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element, but instead makes its compensation decisions based on a variety of relevant factors, including those listed below. While the compensation committee continues to review and reference market data, the data generally is used to inform the compensation committee of market practices to ensure that our executive compensation program remains within a competitive range of our peers. In addition to the market data, several other factors are taken into account in setting the amount of each Named Executive Officer’s target total direct compensation opportunity. These factors include:

•	Recruitment, retention and historical factors. The compensation committee reviews existing Named Executive Officer compensation and retention levels relative to estimated replacement cost with respect to the scope, responsibilities and skills required of the particular position.

•	Lack of directly comparable data for some of our key roles. Compensation data for some of our key positions are not explicitly reported by companies in our compensation peer group or survey data. This results in limited sample sizes and/or inconclusive data that can be misleading if targeting a specific percentile for market positioning.

•	Market positioning may be distorted by the source of the data. Certain elements of compensation reported from one source can be consistently higher or lower than the data collected from another, given differences in methods and samples used by each source to collect market data. Given this variability and volatility within the market data, the compensation committee has determined that targeting pay levels at specific percentiles of this data could result in outcomes that do not align with the internal value and strategic importance of various roles at the company.

Compensation Elements

Base Salaries

The compensation committee’s objective is to provide the Named Executive Officers with competitive base salaries. We provide this opportunity in order to attract and retain an appropriate caliber of talent and experience for our workforce and reward them for their day-to-day contributions. Our compensation committee reviewed base salaries for our Named Executive Officers in the first quarter of 2017 using peer group and survey data supplied by Radford as a means to verify that we were providing base salaries that would help us accomplish our goals relative to our peer group.

2017 Base Salaries

For 2017, following a review of market information, the compensation committee increased the base salaries of certain of the Named Executive Officers, while determining that no other changes were necessary to maintain competitiveness with market practices. Considering Mr. Flanders’ level of experience and expected contributions to our company, the compensation committees established Mr. Flanders’ base salary above the median of our peer group at the time of hire and determined that no changes were necessary this year. In the case of Mr. Francis, the compensation committee considered the fact that Mr. Francis was initially hired as chief financial officer but expanded his role to provide significant operations oversight since October 2016. The compensation committee determined an increase to Mr. Francis’ base salary was appropriate in light of his dual role as chief operating officer and chief financial officer. In the case of Mr. Hurley, the compensation committee considered the promotion of Mr. Hurley to president, medicare business in October 2016 and the increase reflected a market adjustment to Mr. Hurley’s role as a president of a business unit and his leadership over the growth of our medicare business during 2017. In January 2018, Mr. Hurley transitioned to the role of president, carrier and business development and the compensation committee adjusted his base salary to reflect his new role. The compensation committee also considered position specific market data in setting the base salary of all other Named Executive Officers.

Name/Title	2016 Base Salary	2017 Base Salary	Percentage Increase
Scott N. Flanders
Chief Executive Officer	$600,000	$600,000	N/A
David K. Francis
Chief Financial Officer and Chief Operating Officer	$360,000	$400,000	11%
Timothy K. Hannan
Chief Marketing Officer	N/A	$300,000	N/A
Robert S. Hurley
President, Carrier and Business Development	$275,200	$325,000	18%
Tom G. Tsao
Former President, Small Business, Individual and Family Products	$380,000	$380,000	0%

Annual Cash Bonus Awards

General

We provide the opportunity for our executive officers and other employees to earn an annual cash bonus award. We provide this opportunity in order to attract and retain employees with a high caliber of talent and experience for our key positions and to link payments to the achievement of our annual financial and/or operational objectives.

2017 Executive Bonus Plan

On March 7, 2017, our compensation committee approved the executive bonus arrangement for the fiscal year ended December 31, 2017 (the “2017 Bonus Plan”). The 2017 Bonus Plan provided executives (other than Mr. Flanders) the opportunity to earn cash bonus awards based on achieving performance goals relating to company performance established by the compensation committee.

In the case of Messrs. Francis and Hannan, company performance under the 2017 Bonus Plan was measured by the achievement of specific financial goals related to revenue and adjusted EBITDA. Adjusted EBITDA was calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, other expense, net, provision (benefit) for income taxes and restructuring charges to GAAP net income (loss). In the event that we met the revenue performance goal, Messrs. Francis and Hannan would receive 60% of their respective target payout. In the event that we met the adjusted EBITDA goal, Messrs. Francis and Hannan would receive 40% of their respective target payout. Messrs. Francis and Hannan would not receive any payout with respect to a goal that is achieved at less than 95% with respect to the revenue goal and 85% with respect to the adjusted EBITDA goal. The compensation committee increased the threshold for bonus payout from 94% of the revenue goal and 65% of the adjusted EBITDA goal in 2016 to 95% of the revenue goal and 85% of the adjusted EBITDA goals in 2017 to more closely align the bonus opportunity with company’s projected operating results. The maximum payout Messrs. Francis and Hannan could receive under the 2017 Bonus Plan was 150% of the participant’s target payout for achievement of 106% of the revenue goal and if our adjusted EBITDA for 2017 was zero or positive.

The revenue and adjusted EBITDA goals and performance were determined by excluding, at the discretion of the compensation committee, (i) the effect of mergers and acquisitions closing in 2017 (if any), (ii) extraordinary non-recurring items as described in Accounting Standards Codification Topic 225-20 or as otherwise determined by the compensation committee to be extraordinary or non-recurring in its discretion, and

(iii) the effect of any changes in accounting principles affecting our reported results. The specific performance goals for the year ended December 31, 2017 approved by the compensation committee were as follows:

Metric	Target Goal
GAAP Annual Revenue	$170,100,000
Adjusted EBITDA	$(15,100,000)

In the case of Mr. Hurley, in addition to the goals relating to revenue and adjusted EBITDA (collectively, 25%), company performance was also measured by the achievement of specific goals relating to our Medicare business, including Medicare revenue, Medicare segment profit/loss and Medicare Advantage-equivalent application volume (collectively, 75%). In the case of Mr. Tsao, in addition to the goals relating to revenue and adjusted EBITDA (collectively, 25%), company performance was also measured by the achievement of specific goals relating to the Company’s individual, family and small business health insurance business, including individual and family revenue, individual and family profit/loss, individual and family equivalent application volume, small business revenue, small business profit/loss and small business equivalent application volume (collectively, 75%). The percentages in this paragraph reflect the proportion of the bonus that would be represented by each goal if all goals are met at target. Messrs. Hurley and Tsao would not receive any payout with respect to a goal that is achieved at less than a certain percentage of the target goal (between 75% and 95%, depending on the goal). The maximum payout Messrs. Hurley and Tsao could receive was up to 150% of the participant’s target payout for over achievement of all of their respective target goals.

The compensation committee established rigorous performance goals for the 2017 Bonus Plan. The compensation committee believed the achievement of these target goals would create stockholder value and approved cash bonus award opportunities based on achievement of these goals. The compensation committee approved target and maximum cash bonus award opportunities under the 2017 Bonus Plan for our Named Executive Officers (other than Mr. Flanders) as follows:

Name/Title	Fiscal 2017 Cash Bonus Award Opportunity
	Target Payout		Maximum Payout
	Percent of Annual Base Salary	Amount	Percent of Annual Base Salary	Amount
David K. Francis Chief Financial Officer and Chief Operating Officer	60%	$240,000	90%	$360,000
Timothy C. Hannan(1) Chief Marketing Officer	60%	$90,000	90%	$135,000
Robert S. Hurley President, Carrier and Business Development	60%	$195,000	90%	$292,500
Tom G. Tsao Former President, Small Business, Individual and Family Products	60%	$228,000	89%	$336,528

(1)	The amounts reflect the prorated target and maximum bonus payouts under Mr. Hannan’s 2017 Bonus Plan opportunity, given Mr. Hannan joined the company in June 2017.

Despite setting rigorous performance goals for the 2017 Bonus Plan, the compensation committee decided to maintain (on a percentage of base salary basis) the 2017 cash bonus opportunities for each of the Named Executive Officers listed above, the same as they were the previous year. The compensation committee believed that the incentives provided a meaningful reward if the goals were achieved or exceeded and that no change was necessary to maintain competitiveness with market practices.

As discussed above, Mr. Tsao resigned from the Company during 2017 and did not receive a bonus payment under the 2017 Bonus Plan as a result. In March 2018, our compensation committee considered and determined the 2017 fiscal year performance of the company and each of Messrs. Francis, Hurley and Hannan against the previously established performance goals. The 2017 revenue and adjusted EBITDA goals and the company’s 2017 achievement were as follows:

Metric	Target Goal	2017 Company Achievement	Achieved Payout Percentage Relative to Target
GAAP Annual Revenue	$170,100,000	$172,355,000	103.0%
Adjusted EBITDA	$(15,100,000)	$(15,302,000)	99.5%

In addition, with respect to Mr. Hurley, the compensation committee determined the 2017 Medicare business performance of the company against his previously established performance goals. The Medicare business achievement (consisting of 75% of his total target bonus) were as follows:

Metric	Target Goal	2017 Company Achievement	Achieved Payout Percentage Relative to Target
Medicare Revenue	$94,100,000	$102,584,000	140.0%
Medicare Segment Profit/(Loss)	$(17,400,000)	$(18,760,000)	96.3%
Medicare Equivalent-Application Volume	166,589	153,931	96.4%

The compensation committee concluded that bonus payments would be made under the 2017 Bonus Plan to each of the participants in the 2017 Bonus Plan in accordance with the payout percentages set forth under the terms of the 2017 Bonus Plan. The compensation committee approved the following payouts under the 2017 Bonus Plan:

Name/Title	Actual Payout Amount	Percentage of Target Payout
David K. Francis Chief Financial Officer and Chief Operating Officer	$243,840	101.6%
Timothy C. Hannan(1) Chief Marketing Officer	$91,440	101.6%
Robert S. Hurley President, Carrier and Business Development	$211,770	108.6%

(1)	The amounts reflect the prorated payouts under Mr. Hannan’s 2017 Bonus Plan given Mr. Hannan joined the company in June 2017.

Scott Flanders Performance Stock Option in Lieu of 2017 Cash Bonus Opportunity

Rather than participate in the 2017 Bonus Plan, Mr. Flanders requested to receive his cash bonus opportunity in the form of a performance-based equity award tied to goals that would be applicable to Mr. Flanders if he were a participant in the 2017 Bonus Plan. The compensation committee determined that had Mr. Flanders participated in the 2017 Bonus Plan his target cash incentive bonus award opportunity would be 100% of his base salary, or $600,000, with a maximum bonus opportunity of 150% of his base salary, or $900,000. Because the compensation committee believed that granting Mr. Flanders a performance-based equity award in lieu of a cash bonus opportunity would align Mr. Flanders’ interests with the interest of the stockholders of the company, the compensation committee granted Mr. Flanders a performance-based stock option to purchase up to 135,850 shares in March 2017. Under the terms of the award, Mr. Flanders would vest in the option only to the extent he would have earned a cash bonus under the 2017 Bonus Plan based on achievement of the same revenue and adjusted EBITDA goals described above for Messrs. Francis and Hannan. The number of shares subject to the option was 135,850 shares, which number was calculated based on a Black-Scholes value of

$900,000, representing the maximum bonus (150% of target) that Mr. Flanders could have earned with respect to 2017 had he been granted a cash bonus opportunity. The target performance goal at 100% of target was 90,567 shares. The performance-based stock option was granted with an exercise price of $12.04 per share, which was the per-share fair market value of our common stock on the date of grant. As with the other Named Executive Officers, the compensation committee believed that this incentive provided a meaningful reward to Mr. Flanders and to stockholders if the goals were achieved or exceeded.

In March 2018, our compensation committee considered and determined the 2017 fiscal year performance of the company and determined that the company achieved the revenue and adjusted EBITDA performance goals as described above. As a result, the compensation committee certified that 92,016 shares (out of a possible 135,850 shares) subject to the performance-based stock option were eligible to vest, representing an achievement of 101.6% of the target payout, consisting of 103.0% of the revenue goal and 99.5% of the adjusted EBITDA goal. All other shares subject to the performance-based stock option that were not earned based on achievement of performance goals were forfeited.

Equity Incentive Awards in General

Equity incentive awards are an important part of our overall compensation program as they reward and incentivize performance, assist in employee retention and help to align employee interests with the interests of our stockholders. The compensation committee reviews the equity holdings of our Named Executive Officers regularly and the compensation committee grants equity compensation awards to our Named Executive Officers informed in part by the market data provided by Radford discussed above. The terms of our 2017 awards are set forth below, and additional relevant provisions with respect to particular Named Executive Officers may be found in the “Employment Agreements, Severance Agreements and Change of Control Arrangements” section of this proxy.

In reviewing our equity award practices, we are committed to effectively rewarding, incentivizing and retaining our employees with a competitive equity compensation program while minimizing stockholder dilution. For this reason, we carefully manage both our gross burn rate and net burn rate. Gross burn rate reflects equity awards granted during the fiscal year divided by the weighted average number of shares outstanding. Net burn rate reflects equity awards granted during the fiscal year less equity awards cancelled and returned to the plan (net equity grants), divided by the weighted average number of shares outstanding. Although we are classified with insurance companies in some burn rate comparisons across industry groups, we are an ecommerce and technology company and compete for employees with companies in the internet, software and services industry. As a result, our equity incentive award grants are generally greater than those companies in the insurance company category. Moreover, our burn rates have been negatively impacted by our share repurchase programs under which we have, as of March 31, 2018, spent approximately $200 million to repurchase approximately 10.7 million shares of our common stock in the open market since December 2008.

2017 Executive Equity Compensation

In March 2017, our compensation committee approved equity incentive awards for our Named Executive Officers (other than Mr. Hannan, whose grants, which are described below, had been approved in connection with his commencement of employment in June 2017) in the form of performance-based and service-based restricted stock units. In June 2017, our compensation committee approved equity incentive awards for Mr. Hannan in connection with his commencement of employment in the form of performance-based and service-based restricted stock units and stock options. The size of the awards were set to deliver competitive value while also trying to minimize the effect the grants would have on our burn rate for the year. The compensation committee determined the number of shares subject to the awards granted to our Named Executive Officers after assessing market data provided by Radford. In balancing these objectives, the Named Executive Officers were generally granted equity awards that approximate in the aggregate the 25th to 50th percentile of the Company’s peer group.

The vast majority of the value of equity awards granted to our Named Executive Officers were tied to achieving performance goals, while a small portion were subject to time-based vesting. 10% of the equity awards granted to the chief executive officer, 27% of the equity awards granted to the chief financial officer and chief operating officer and 50% of the equity awards granted to the other Named Executive Officers are scheduled to vest based on continuous service over a four-year period with the goal of providing an incentive to executives to continue employment with us.

90% of the equity awards granted to the chief executive officer, 73% of the equity awards granted to the chief financial officer and chief operating officer and 50% of the equity awards granted to the other Named Executive Officers were performance-based restricted stock units tied to achieving performance goals. The performance-based restricted stock units are tied to achieving certain levels of stock price performance over the four—year period following the grant date. The goal of these performance awards is to align the interest of our Named Executive Officers with those of our stockholders and to incentivize them to increase the value of the business in a manner that would drive an increase in our stock price. The Named Executive Officers (other than Mr. Hannan) will become eligible to vest in the performance-based restricted stock units if in any 30 trading day period our average stock price trades at the following price thresholds (as discussed below, our stock price was trading at approximately $11.38 per share when these awards were approved):

Price Threshold	Percentage of Award Eligible to Vest	Percentage Increase in Stock Price from Award Approval Date to Achieve Price Threshold
$14.00	25%	23%
$18.00	25%	58%
$22.00	25%	93%
$26.00	25%	128%

Upon achievement of one or more of the price thresholds, the percentage that becomes eligible to vest would vest on the one-year anniversary of achieving the applicable price threshold, subject to the executive continuing to provide services to us through the vesting date (or, if earlier, upon a termination of employment by us without cause).

These awards have stringent vesting criteria upon a change in control. Upon a change in control (as defined in the 2014 Equity Incentive Plan), only those restricted stock units that would become eligible to vest based on the change in control price (treating that price as if it were the 30-day average stock price) will remain eligible to vest, subject to the one-year period described in the prior sentence, and the rest will be forfeited.

These performance-based restricted stock awards were approved when our stock price was trading at $11.38 per share, so the stock price would have had to increase significantly (with a range of increase of 23% to 128%) from the stock price at the approval date in order for the Named Executive Officer to be eligible to vest in all of the shares subject to the performance-based restricted stock unit award. The compensation committee believes that tying the performance-based restricted stock unit awards to achievement of our stock price targets will motivate our executives to take actions and pursue opportunities that will enhance the long-term value of our stock and benefit our stockholders. The compensation committee determined that granting at least 50% of the equity awards to the Named Executive Officers as performance-based equity awards aligned with market practices and peer data provided by Radford.

The number of shares of our common stock granted to our Named Executive Officers (other than Mr. Hannan) under restricted stock unit awards approved by the compensation committee during 2017 is summarized as follows:

Name	Number of Shares Subject to Restricted Stock Units with Time-Based Vesting	Target Number of Shares Subject to Restricted Stock Units with Stock Price-Based Vesting	Maximum Number of Shares Subject to Restricted Stock Units with Stock Price -Based Vesting
Scott N. Flanders	25,000	125,000	125,000
David K. Francis	15,000	40,000	40,000
Robert S. Hurley	15,000	15,000	15,000
Tom G. Tsao	15,000	15,000	15,000

In addition, in connection with the commencement of his employment, Mr. Hannan, our chief marketing officer was granted the following awards:

•	10,000 restricted stock units with the same time-based vesting schedule set forth above for other Named Executive Officers;

•	10,000 restricted stock units with the stock-price-based vesting schedule set forth above, except with even higher stock price targets, as set forth below;

•	15,000 stock options with an exercise price equal to the fair market value of our common stock on the date of grant and which vest at the rate of 25% on June 26, 2017 and 1/48th each month thereafter; and

•	15,000 stock options with an exercise price equal to the fair market value of our common stock on the date of grant and which vest based on the same stock-price-based vesting schedule set forth above, except with higher stock price targets, as set forth below.

The stock price thresholds for the performance-based restricted stock unit and option grants to Mr. Hannan are as follows:

Price Threshold	Percentage of Award Eligible to Vest	Percentage Increase in Stock Price from Award Approval Date to Achieve Price Threshold
$22.00	25%	22%
$24.00	25%	33%
$28.00	25%	55%
$36.00	25%	99%

These awards were approved when our stock price was trading at $18.06 per share, so the stock price would have had to increase significantly (with a range of increase of 22% to 99%) from the stock price at the approval date in order for Mr. Hannan to be eligible to vest in all of the shares subject to the performance-based restricted stock unit and stock option award. These stock price targets are aggressive targets designed to align Mr. Hannan’s compensation with the creation of significant stockholder value.

In 2016, as noted in last year’s proxy, none of the stock price thresholds with respect to the grants to the Named Executive Officers were met. In 2017, by contrast, the following stock price thresholds were met and shares subject to performance-based restricted stock units or performance-based stock options became eligible for one-year time-based vesting:

Name	Number of Shares Eligible for One-Year Time- Based Vesting	Stock Price Threshold Achievement	Year Performance Award Granted	Stock Price Threshold Achievement Date
Scott N. Flanders	31,250	$14	2017	05/18/2017
	31,250	$18	2017	06/20/2017
	50,000	$20	2016	09/11/2017
	37,500	$20	2016	09/11/2017
	31,250	$22	2017	09/25/2017
	50,000	$24	2016	10/11/2017
	37,500	$24	2016	10/11/2017

David K. Francis	10,000	$14	2017	05/18/2017
	18,750	$16	2016	06/01/2017
	10,000	$18	2017	06/20/2017
	18,750	$20	2016	09/11/2017
	10,000	$22	2017	09/25/2017
	18,750	$24	2016	10/11/2017

Robert S. Hurley	3,750	$14	2017	05/18/2017
	3,125	$15	2015	05/18/2017
	5,000	$16	2016	06/01/2017
	3,750	$18	2017	06/20/2017
	3,125	$20	2015	09/06/2017
	5,000	$20	2016	09/11/2017
	3,125	$22.5	2015	09/17/2017
	3,750	$22	2017	09/25/2017
	5,000	$24	2016	10/11/2017

Timothy C. Hannan	2,500	$22	2017	09/25/2017
	3,750	$22	2017	09/25/2017
	2,500	$24	2017	10/11/2017
	3,750	$24	2017	10/11/2017

Change in Control and Termination Arrangements

We have entered into employment and severance agreements, providing for certain severance benefits upon certain terminations in connection with a change of control and outside a change of control, with our Named Executive Officers. At the direction of the compensation committee, Radford conducted a study of change of control severance agreements for certain of our Named Executive Officers. Informed by this data, the compensation committee designed agreements considering market norms. The severance arrangements with our Named Executive Officers are more fully described under the section entitled “Employment Agreements, Severance Agreements and Change of Control Arrangements.”

Other Compensation; Perquisites

We provide the opportunity for our executive officers and other employees to receive general health and welfare benefits. We also maintain a retirement and deferred savings plan available to all U.S. employees, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. This plan allows each participant to contribute up to 100% of their pre-tax compensation, up to a statutory limit, which was $18,000 (or $24,000 for employees over 50 years of age) in calendar year 2017. Under the plan, each participant is fully vested in his or her own contributions. We match 25% of each participant’s contribution each pay period, up to a maximum of 1% of the employee’s base salary during that period. Our matching contributions vest one-third for each of the first three years of service from the date of hire. The plan also permits us to make discretionary profit-sharing contributions, but we have not made such contributions to date.

We generally restrict our executive officers so that they are eligible to receive only the same benefits and perquisites as our other U.S. salaried employees. However, in connection with Mr. Flanders’ hiring as chief executive officer and Mr. Francis’ hiring as chief financial officer (and eventually chief operating officer) in 2016 and Mr. Hannan’s hiring as chief marketing officer in 2017, we provided certain relocation and travel payments as set forth in the Summary Compensation Table under the column, “All Other Compensation.”

Stock Ownership Guidelines

Our compensation committee has approved stock ownership guidelines for our executive officers to further align their interests with the interests of our stockholders.

Pursuant to the guidelines, our chief executive officer is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to three times his initial annual base salary or (ii) the number of shares determined by multiplying his initial annual base salary as chief executive officer by three and dividing the resulting product by the closing sales price of our common stock on the date upon which the individual became chief executive officer and to maintain this minimum amount of stock ownership throughout his employment. Our chief executive officer is expected to achieve the applicable level of ownership by within five years of his becoming chief executive officer.

Under the guidelines, our executive officers who are presidents, executive vice presidents or chief operating officer are expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to two times their initial annual base salary or (ii) the number of shares determined by multiplying their initial annual base salary by two and dividing the resulting product by the closing sales price of our common stock on the date upon which they first became president, executive vice president or chief operating officer and to maintain this minimum amount of stock ownership throughout their employment. The presidents, executive vice presidents and chief operating officer are expected to achieve the applicable level of ownership within five years of their becoming a president, an executive vice president or chief operating officer, respectively.

In addition, under the guidelines, our other executive officers are expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to their initial annual base salary or (ii) the number of shares determined by dividing their initial annual base salary by the closing sales price of our common stock on the date upon which they first became an executive officer and to maintain this minimum amount of stock ownership throughout their employment. These other executive officers are expected to achieve the applicable level of ownership within five years of their becoming an executive officer.

The following equity holdings qualify towards satisfaction of the stock ownership guidelines: (i) shares directly owned by the executive officer or his or her immediate family members; (ii) shares held in trust, limited partnerships or similar entities for the benefit of the executive officer or his or her immediate family members; (iii) shares subject to restricted stock units or other full-value awards that have vested, but for which an executive officer has elected to defer settlement of the award to a date beyond the date of vesting; (iv) shares subject to restricted stock units or other full-value awards that are unvested and for which the only requirement to earn the award is continued service to the company for which an executive has elected to defer the settlement of the award to a date beyond the date of vesting and (v) shares subject to stock options and stock appreciation rights that are vested and in-the-money. In the event the applicable guideline is not achieved with respect to any executive officer by the applicable deadline, the executive officer will be required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or stock appreciation rights or the vesting of restricted stock units or other full-value awards until the applicable guideline has been achieved. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price (if any) of equity awards and applicable taxes. Under certain limited circumstances, the guidelines may be temporarily suspended by our compensation committee at its discretion.

As of the date of this proxy, all executive officers are in compliance with the ownership guidelines.

Insider Trading Compliance Program

Our employees, including our Named Executive Officers, are prohibited from trading our securities in violation of our Insider Trading Compliance Program, including activities such as trading on material, nonpublic information, pledging of our securities as collateral for a loan and trading in derivative securities (e.g., “puts,” calls,” or other similar hedging instruments) relating to our securities. For more information about our Insider Trading Compliance Program, see “Directors, Executive Officers and Corporate Governance—Corporate Governance Matters—Insider Trading Compliance Program”.

Regulatory Considerations

Section 162(m) of the Internal Revenue Code generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent that such compensation exceeds $1 million per officer in any year. The exemption from the deduction limit under Section 162(m) of the Internal Revenue Code for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain “grandfathered” arrangements in place as of November 2, 2017. The compensation committee will continue to monitor the applicability of Section 162(m) of the Internal Revenue Code to its ongoing compensation arrangements. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the “performance-based compensation” exemption from the deduction limit, no assurance can be given that any compensation that may have been (or if granted under a binding written contract in place as of November 2, 2017 may be) intended to satisfy the requirements for exemption from Section 162(m), in fact will be exempt. In determining the form and amount of compensation for our Named Executive Officers, the compensation committee may continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m). While the compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee may also look at other factors in making its decisions, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

Risk Assessment

Our compensation committee retained Radford, its independent compensation consultant, to evaluate the risk inherent in our executive and non-executive programs. Accordingly, Radford evaluated our executive and non-executive compensation programs and provided a report to the compensation committee. The report concluded that, among other things:

•	Overall pay mix, among base salary, variable cash and long-term incentives, was aligned with the practices of our peers;

•	Incentive plans are well-aligned with compensation design principles that generally follow best practices;

•	Management incentives are capped and require a threshold level of performance that help protect against overpayment in a challenging business environment;

•	Severance benefits are closely managed and do not provide excessive severance benefits; and

•	Share retention guidelines established for executive officers and non-employee directors generally follow best practices.

Compensation Committee Report

The information contained in this report shall not be deemed “soliciting material” or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The compensation committee of the Board of Directors of the Company has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement for the 2018 Annual Meeting of Stockholders. Based on this review and discussion, the compensation committee recommended that the Compensation Discussion and Analysis section be included in the Company’s Annual Report on Form 10-K and Proxy Statement for its 2018 Annual Meeting of Stockholders.

This report is submitted by the compensation committee.

Compensation Committee

Michael Goldberg
Jack L. Oliver, III

2017 Summary Compensation Table

The information below sets forth the “total compensation” earned by our Named Executive Officers for the years ended December 31, 2017, 2016 and 2015. The total compensation presented does not reflect the actual compensation received by our Named Executive Officers. For example, the amounts in the “Stock Awards” column include the grant date fair values of time-based restricted stock units (the “RSUs”) and/or performance-based restricted stock units (the “PSUs”) granted in that applicable year and the amounts in the “Option Awards” column include the grant date fair values of time-based stock options and/or performance-based stock options granted in that applicable year. These amounts were calculated, with respect to the PSUs and performance-based stock options, by assuming all performance criteria were met at 100% achievement. For more information, see the footnotes to the 2017 Summary Compensation Table.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)(3)		Option Awards(2)(3)		Non-Equity Incentive Plan Compensation(4)	All Other Compensation		Total
Scott N. Flanders	2017	$600,000	$1,531,500	(5)	$600,091	(6)	$—	$2,700	(7)	$2,734,291
Chief Executive Officer	2016	$332,308	$3,404,000		$1,296,783		$350,000	$300,000		$5,683,091
David K. Francis	2017	$390,769	$565,400	(8)	$—		$243,840	$30,983	(9)	$1,230,992
Chief Financial Officer and Chief Operating Officer	2016	$159,231	$1,542,375		$—		$108,000	$118,943		$1,928,549
Timothy C. Hannan Chief Marketing Officer	2017	$144,231	$347,625	(10)	$299,188	(11)	$91,440	$64,164	(12)	$946,648
Robert S. Hurley	2017	$313,508	$312,900	(13)	$—		$211,770	$2,650	(7)	$840,828
President, Carrier and Business Development	2016	$272,892	$455,800		$—		$—	$2,412		$731,104
	2015	$265,200	$225,781		$—		$238,680	$2,450		$732,111
Tom G. Tsao	2017	$160,769	$151,500	(13)	$—		$—	$77,169	(14)	$389,489
Former President, Small Business, Individual and Family Plan Products	2016	$366,154	$514,125		$—		$—	$2,650		$882,929
	2015	$350,000	$316,094		$—		$315,000	$2,450		$983,544

(1)	Salary includes base salary including payment in respect of accrued paid-time-off and holidays.
(2)	Amounts were based on the grant date fair value computed in accordance with FASB ASC Topic 718. Our accounting policies regarding equity compensation and the assumptions used to calculate the value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(3)	For more information regarding our Named Executive Officers’ long-term equity incentives granted in 2017, see “Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements.”
(4)	Amounts are performance-based cash bonus awards earned and approved by the compensation committee for their respective fiscal years.
(5)	Amount represents the grant date fair value of 125,000 PSUs and 25,000 RSUs granted in 2017.
(6)	Amount represents the grant date fair value of 135,850 performance-based stock options granted in 2017, assuming achievement at 100% of performance target, or 90,567 shares subject to the performance-based stock option.
(7)	Amount represents 401(k) matching contributions.
(8)	Amount represents the grant date fair value of 40,000 PSUs and 15,000 RSUs granted in 2017.
(9)	Amount represents travel reimbursements as approved by the compensation committee.
(10)	Amount represents the grant date fair value of 10,000 PSUs and 10,000 RSUs granted in 2017.
(11)	Amount represents the grant date fair value of 15,000 performance-based stock options and 15,000 stock options granted in 2017.
(12)	Amount represents $50,000 in relocation payments and $12,780 in travel reimbursement as approved by the compensation committee. Amount also represents $1,384 in 401(k) matching contributions.
(13)	Amount represents the grant date fair value of 15,000 PSUs and 15,000 RSUs granted in 2017.
(14)	Amount represents $76,000 in consulting payments in connection with the termination of employment and $1,169 in 401(k) matching contributions.

CEO Pay Ratio

We are required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer. During 2017, the principal executive officer of eHealth was our chief executive officer, Scott N. Flanders. For 2017, the combined annual total compensation for Mr. Flanders was $2,734,291, and for our median employee was $53,934, resulting in a pay ratio of approximately 51:1.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by aggregating for each applicable employee (a) the annual base salary for salaried employees (or, for hourly employees, the hourly pay rate multiplied by the estimated 2017 work schedule) and (b) the target bonus for 2017, and ranking this compensation measure for our employees from lowest to highest. This calculation was performed for individuals employed by us on December 31, 2017, excluding our chief executive officer Scott Flanders, whether employed on a full-time, part-time or seasonal basis. Components of compensation paid in foreign currencies were converted to U.S. dollars based on 2017 average exchange rates.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with Securities and Exchange Commission rules based on our internal records and the methodology described above. Because the Securities and Exchange Commission rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2017 Grants of Plan-Based Awards

The following table provides information regarding the amount of cash bonus awards eligible to be earned in 2017 by each of the Named Executive Officers and equity awards granted in 2017 to each of the Named Executive Officers.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ per Share)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott N. Flanders	4/18/2017	3/07/2017							25,000			$269,000
	3/31/2017	3/07/2017				40,755	90,567	135,850			$12.04	$600,091
	3/31/2017	3/07/2017				31,250	125,000	125,000				$1,262,500

David K. Francis	3/31/2017	3/07/2017				10,000	40,000	40,000				$404,000
	4/18/2017	3/07/2017							15,000			$161,400
	3/7/2017	3/07/2017		$240,000	$360,000

Timothy C. Hannan	7/18/2017	6/12/2017				2,500	10,000	10,000				$161,625
	7/18/2017	6/12/2017				3,750	15,000	15,000			$18.60	$146,513
	7/18/2017	6/12/2017							10,000			$186,000
	7/18/2017	6/12/2017								15,000	$18.60	$152,676
	6/12/2017	6/12/2017		$90,000	$135,000

Robert S. Hurley	3/31/2017	3/07/2017				3,750	15,000	15,000				$151,500
	4/18/2017	3/07/2017							15,000			$161,400
	3/7/2017	3/07/2017		$195,000	$292,500

Tom G. Tsao	3/31/2017	3/07/2017				3,750	15,000	15,000				$151,500
	3/7/2017	3/07/2017		$228,000	$336,528

(1)	Represents target and maximum cash bonus payouts under the 2017 executive bonus plans as described in Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Annual Cash Bonus Awards. The actual bonus amounts paid to each Named Executive Officer are disclosed in the Summary Compensation Table set forth above.
(2)	Represents the performance-based restricted stock units and performance-based stock options granted in 2017. Excludes a grant of 30,755 fully-vested restricted stock unit to Mr. Flanders on March 2017 since the grant was made in lieu of 2016 cash bonus and was reported as 2016 compensation.
(3)	Represents time-based restricted stock units granted in 2017.
(4)	Represents time-based stock options granted in 2017.
(5)	Amounts shown reflect the grant date fair value of restricted stock and option awards (both time-based and performance-based) granted in 2017, computed in accordance with FASB ASC Topic 718. Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

2017 Outstanding Equity Awards at Fiscal Year-End

Our stock options granted prior to January 1, 2008 generally vest (i) over a four-year term at the rate of 25% one year following the vesting commencement date and 1/48th per month thereafter or (ii) over a five-year term at the rate of 20% one year following the vesting commencement date and 1/60th per month thereafter. These options generally expire 10 years after they are granted or earlier if the recipient’s employment or service terminates earlier. Our stock options subsequent to January 1, 2008 generally vest over a four-year term at the rate of 25% one year following the vesting commencement date and 1/48th of the shares per month thereafter. These options generally expire 7 years after they are granted or earlier if the recipient’s employment or service terminates earlier.

Restricted stock units subject only to time-based vesting generally vest annually over four years in equal installments. Restricted stock units and stock options subject to performance-based vesting must meet additional preconditions to vesting and, once the total number of shares earned and eligible for vesting has been determined in accordance with the predetermined performance metrics, such eligible shares vest in equal installments over one to three years from the vesting commencement date.

Except for the grant of a fully-vested restricted stock unit award in March 2017 to Mr. Flanders, which award was granted in lieu of a cash payment of Mr. Flanders’ 2016 bonus, all of the outstanding equity awards granted to date to our Named Executive Officers are subject to a minimum vesting period of one to three years if such award is based on the satisfaction of performance criteria or objectives and a minimum vesting period of four years if such award is based on the holder’s continued employment as an employee with the company. All of the stock options and restricted stock units granted to our Named Executive Officers are subject to a vesting schedule with a one-year initial vesting period.

The following table summarizes the number of equity securities underlying outstanding option awards and unvested restricted stock units for each Named Executive Officer as of December 31, 2017. Certain of our Named Executive Officers have elected to defer settlement of vested restricted stock units pursuant to the terms of a deferral election. Vested restricted stock units are not included in the table below. Vested restricted stock units are reflected in the table and related footnotes under “Security Ownership of Certain Beneficial Owners and Management,” “2017 Option Exercises and Stock Vested at Fiscal Year-End” and “2017 Non-Qualified Deferred Compensation Table.” See “Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements—Equity Incentive Awards” for a description of equity awards granted in 2017.

					Option Awards			Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
			Vested (#)	Unexercisable (#)
Scott N. Flanders	2/29/2008	(2)	25,000			$24.49	2/28/2018
	6/9/2009	(3)	3,250			$17.76	6/9/2019
	6/15/2010	(3)	7,500			$12.20	6/15/2020
	6/3/2016	(4)	59,374	90,626		$13.58	6/3/2023
	6/3/2016	(5)		75,000	75,000	$13.58	6/3/2023
	3/31/2017	(6)			90,567	$12.04	3/31/2024
	6/3/2016	(5)						100,000	$1,737,000	100,000	$1,737,000
	3/31/2017	(9)						93,750	$1,628,438	31,250	$542,813
	6/3/2016	(7)						75,000	$1,302,750
	4/18/2017	(10)						25,000	$434,250

David K. Francis:	8/16/2016	(9)						56,250	$977,063	18,750	$325,688
	3/31/2017	(9)						30,000	$521,100	10,000	$173,700
	8/16/2016	(8)						56,250	$977,063
	4/18/2017	(10)						15,000	$260,550

Robert S. Hurley	3/31/2015	(9)						9,375	$162,844	3,125	$54,282
	8/16/2016	(9)						15,000	$260,550	5,000	$86,850
	3/31/2017	(9)						11,250	$195,413	3,750	$65,138
	4/21/2015	(12)						6,250	$108,563
	4/16/2016	(11)						3,750	$65,138
	8/16/2016	(7)						15,000	$260,550
	4/18/2017	(10)						15,000	$260,550

Timothy C. Hannan	7/18/2017	(13)		15,000		$18.60	7/18/2024
	7/18/2017	(5)		7,500	7,500	$18.60	7/28/2024
	7/18/2017	(5)						5,000	$86,850	5,000	$86,850
	7/18/2017	(14)						10,000	$173,700

(1)	The market value of the restricted stock unit awards that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2017, which was $17.37.
(2)	The option vested as to 100% of the shares on the earlier of (i) the one-year anniversary of the grant date or (ii) the day prior to our annual stockholder meeting approximately one year following the grant date.
(3)	The option vested as to 100% of the shares on the day prior to our annual stockholder meeting approximately one year following the grant date.
(4)	The option vests as to 25% of the shares one year after May 31, 2016 and 1/48th of the shares upon completion of each month of continuous service thereafter.
(5)	Number of shares shown is based upon achieving maximum stock price performance goals as of December 31, 2017. Upon achievement of one or more of the stock price thresholds, the percentage that becomes eligible to vest would vest on the one-year anniversary of achieving the applicable stock price threshold, subject to the executive continuing to provide services to us through the vesting date. As of December 31, 2017 two stock price thresholds have been met and 50% of the shares have become eligible for time-based vesting.
(6)	Number of shares shown is based upon achieving target revenue and adjusted EBIDTA performance goals as of December 31, 2017. Shares covered by this option award will be eligible to vest to the extent Mr. Flanders would have earned a cash bonus under the 2017 executive bonus plan.

(7)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of May 31, 2016, subject to the executive officer’s continued service with us.
(8)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of July 11, 2016, subject to the executive officer’s continued service with us.
(9)	Number of shares shown is based upon achieving maximum stock price performance goals as of December 31, 2017. Upon achievement of one or more of the stock price thresholds, the percentage that becomes eligible to vest would vest on the one-year anniversary of achieving the applicable stock price threshold, subject to the executive continuing to provide services to us through the vesting date. As of December 31, 2017 three stock price thresholds have been met and 75% of the shares have become eligible for time-based vesting.
(10)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 31, 2017, subject to the executive officer’s continued service with us.
(11)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 9, 2016, subject to the executive officer’s continuous service thereafter.
(12)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 18, 2015, subject to the executive officer’s continuous service thereafter.
(13)	The option vests 25% of the shares one year after June 26, 2017 and 1/48th of the shares upon completion of each month of continuous service thereafter.
(14)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of June 26, 2017, subject to the executive officer’s continued service with us.

2017 Option Exercises and Stock Vested at Fiscal Year-End

The following table presents certain information concerning the exercise of stock options by each of our Named Executive Officers during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting		Value Realized on Vesting(2)
Scott N. Flanders	—	—	55,755	(3)	$807,992
David K. Francis	—	—	18,750		$341,813
Timothy C. Hannan	—	—	—		—
Robert S. Hurley	—	—	12,920	(4)	$151,963
Tom G. Tsao	11,667	$206,506	14,814		$175,466

(1)	The value realized equals the difference between the option exercise price and the fair market value of the company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	The value realized equals the fair market value of the company’s common stock on the date of vesting, multiplied by the number of shares of stock that have vested.
(3)	25,000 shares that vested in 2017 was deferred pursuant to the terms of a deferral election.
(4)	9,327 shares that vested in 2017 was deferred pursuant to the terms of a deferral election.

2017 Non-Qualified Deferred Compensation Table

We adopted a restricted stock unit deferral program that allows our Named Executive Officers to elect to defer settlement of vested restricted stock units. The following non-qualified deferred compensation table summarizes activities during 2017 and account balances relating to these deferred restricted stock units for our Named Executive Officers.

Name	Executive Contributions in 2017(1)	Company Contributions in 2017	Aggregate Earnings in 2017(2)	Aggregate Withdrawal/ Distributions in 2017	Aggregate Balance at 12/31/2017(3)
Scott N. Flanders	$458,000	—	$28,720	—	$569,875
Robert S. Hurley	$109,994	—	$66,289	—	$198,904

(1)	The reported dollar value are calculated by multiplying the number of deferred restricted stock units that vested in 2017 by the closing price of our common stock on the date the respective restricted stock units vested.

(2)	Reflects earnings on shares deferred upon the vesting of restricted stock units, which consisted solely of stock price appreciation of the Named Executive Officer’s deferred restricted stock units during 2017.
(3)	Amount represents the cumulative value of the Named Executive Officer’s deferral activities, including earnings and withdrawals thereon as of December 31, 2017. The reported dollar value are calculated by multiplying the number of deferred restricted stock units held by the Named Executive Officer as of December 31, 2017 by the closing price of our common stock on December 31, 2017.

Equity Benefit Plans

2014 Equity Incentive Plan—Our 2014 Equity Incentive Plan (the “Equity Plan”) was adopted by our stockholders in June 2014. The following describes the material provisions of our Equity Plan, as amended:

Eligibility. Employees, members of our board of directors who are not employees, and consultants are eligible to participate in the Equity Plan, provided a person will not be eligible to receive an award under the Equity Plan as a consultant if such person would cause shares to be ineligible for registration under the Securities Act of 1933 on Form S-8.

Purpose. The purpose of the Equity Plan is to promote our long-term success and create stockholder value by (i) encouraging our employees and other service providers to focus on our performance, (ii) encouraging the attraction and retention of employees and other service providers with exceptional qualifications and (iii) linking our employees and other service providers directly to stockholder interests through increased stock ownership. The Equity Plan seeks to achieve this purpose by providing for awards in the form of restricted shares, stock units, stock options or stock appreciation rights (each, an “Award”).

Shares Subject to Equity Plan. A total of 4,500,000 shares are reserved for issuance under the Equity Plan. The shares may be authorized, but unissued, or reacquired shares of our common stock. Any shares subject to outstanding awards under the 2006 Equity Incentive Plan that expire or are otherwise forfeited to or repurchased by the Company are not available for future grant under the Equity Plan.

Shares subject to Awards under the Equity Plan that expire or are cancelled or forfeited will again become available for issuance under the Equity Plan. However, shares available under the Equity Plan will not be increased by shares withheld to satisfy tax withholding obligations or shares tendered or withheld in payment of the purchase price of an option. Shares available will be reduced by the gross, rather than the net, number of shares subject to a stock appreciation right exercise. The shares available will not be reduced by Awards settled in cash. Any dividend equivalents paid or credited under the Equity Plan shall, if paid in shares, reduce the number of shares issuable under the Equity Plan.

In the event of a stock split or similar recapitalization, appropriate adjustments will automatically be made to the Equity Plan share pool, outstanding awards, the annual limits applicable to Equity Plan awards, and the exercise price of options and stock appreciation rights.

Administration. The compensation committee of our board of directors administers the Equity Plan. The compensation committee has the complete discretion to make all decisions relating to the Equity Plan.

Types of Award. The Equity Plan provides for the following types of awards:

•	incentive and nonstatutory stock options to purchase shares of our common stock;

•	restricted shares of our common stock; and

•	stock appreciation rights and stock units.

Options and Stock Appreciation Rights. The exercise price for options granted under the Equity Plan may not be less than 100% of the fair market value of our common stock on the option grant date.

A participant who exercises a stock appreciation right receives the increase in value of our common stock over the base price. The base price for stock appreciation rights granted under the Equity Plan shall be determined by the compensation committee, but shall not be less than 100% of the fair market value of the underlying common stock on the grant date. The settlement value of the stock appreciation right may be paid in cash or shares of common stock, as specified in the award agreement.

Options and stock appreciation rights vest at the times determined by the compensation committee and have a maximum term of seven years from the date of grant. No participant may receive options covering more than 500,000 shares in one Company fiscal year (increased to 1,000,000 shares in the first fiscal year of employment). Similarly, no participant may receive stock appreciation rights covering more than 500,000 shares in one Company fiscal year (increased to 1,000,000 shares in the first fiscal year of employment).

Restricted Shares and Stock Units. Restricted shares may be awarded under the Equity Plan in return for such legal consideration as the compensation committee determines. Restricted shares vest at the times determined by the compensation committee.

Stock units may also be awarded under the Equity Plan. Cash consideration may not be required of the award recipients, as determined by the compensation committee. Each award of stock units may or may not be subject to vesting and vesting, if any, shall occur upon satisfaction of the conditions specified by the compensation committee. Settlement of vested stock units may be made in the form of cash, shares of common stock or a combination of both. The compensation committee may award dividend equivalents in connection with the grant of stock units. These may be paid in cash or in shares of common stock, as specified by the compensation committee. Settlement of stock units may be deferred past the vesting date, as specified by the compensation committee. No participant may receive restricted shares that are subject to performance-based vesting covering more than 500,000 shares in one Company fiscal year. Similarly, no participant may receive stock units that are subject to performance-based vesting covering more than 500,000 shares in one Company fiscal year.

Change of Control. In the event of a Change of Control (as defined in the Equity Plan) of us, all Equity Plan awards are treated under the Equity Plan as determined by the compensation committee, which may provide for one or more of the following:

•	Automatic acceleration of vesting of an Award upon the Change of Control or upon certain terminations following a Change of Control;

•	The assumption or substitution of any outstanding awards by the surviving corporation or its parent;

•	Accelerated vesting of outstanding options and stock appreciation rights, followed by their cancellation;

•	The cancellation of any outstanding options and stock appreciation rights in exchange for a payment (in cash or stock) equal to the per share price received in the transaction less the exercise price (such payment may be subject to the vesting schedule of the cancelled option or SAR); and

•	The cancellation of any outstanding stock units in exchange for a payment (in cash or stock) equal to the value of the underlying shares if any, on the date of the merger or consolidation (such payment may be subject to the vesting schedule of the cancelled stock unit).

Amendment or Termination. Our board of directors may amend or terminate the Equity Plan at any time. If our board of directors amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The Equity Plan will continue in effect for ten years from the date of approval by stockholders on June 12, 2014, unless the board of directors decides to terminate it earlier.

Performance Goals. The compensation committee (in its discretion) may make performance goals applicable to a participant with respect to an Award, including but not limited to restricted stock and stock units.

2006 Equity Incentive Plan—We maintain the 2006 Equity Incentive Plan, under which we previously granted restricted stock and options to purchase shares of our common stock, including all stock options granted to our Named Executive Officers between October 2006 and June 2014. The 2006 Equity Incentive Plan was terminated with respect to the grant of additional awards upon the approval of the 2014 Equity Incentive Plan by our stockholders in June 2014, although we will continue to issue shares of common stock upon the exercise of stock options granted under this plan. In the event that we are party to a merger or consolidation, all outstanding awards granted under the 2006 Equity Incentive Plan will be subject to the agreement of merger or consolidation. Such agreement may provide for one or more of the following: (i) continuation of outstanding awards, (ii) assumption of outstanding awards, (iii) substitution of outstanding awards, (iv) full exercisability of options followed by their cancellation, (v) cancellation of options with a payment to the optionees equal to the excess of the fair market value of the shares subject to the options less their exercise price or (vi) cancellation of restricted stock unites with a payment to the holder of the restricted stock units equal to the fair market value of the shares subject to the restricted stock unites as of the closing date of the merger or consolidation.

2005 Stock Plan—We maintain the 2005 Stock Plan, under which we previously granted restricted stock and options to purchase shares of our common stock, including all stock options granted to our Named Executive Officers prior to October 2006. The 2005 Stock Plan was terminated with respect to the grant of additional awards upon the effective date of the registration statement related to our initial public offering in October 2006, and no options remain outstanding under the 2005 Stock Plan.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. However, we have adopted a restricted stock unit deferral program that allows our Named Executive Officers to elect to defer settlement of vested restricted stock units.

Employment Agreements, Separation Agreements and Change of Control Arrangements

We entered into an employment agreement with Mr. Flanders, our chief executive officer and director, in May 2016 (the “Flanders Employment Agreement”). Under the terms of the Flanders Employment Agreement, if Mr. Flanders’ employment is terminated by us “without cause” or if he voluntarily resigns for “good reason” (as such terms are defined in the Flanders Employment Agreement), and provided that any such termination occurs during the period beginning with the date that we enter into a binding definitive agreement that would result in a change of control (as such term is defined in the Flanders Employment Agreement) and ending on the date 12 months following the change of control (the “Change of Control Period”), Mr. Flanders will be entitled to the following severance payments and benefits: (i) a cash payment (less applicable withholding taxes) in an amount equal to twenty-four months of Mr. Flanders’ then current annual base salary; (ii) a cash payment (less applicable withholding taxes) in an amount equal to his target cash incentive award for such year, prorated to the date of termination; (iii) company-paid group health, dental and vision benefits for Mr. Flanders and his covered dependents for up to eighteen months and (iv) 100% vesting of any unvested equity awards granted to Mr. Flanders, provided that the performance-based option and performance-based restricted stock unit awards granted to Mr. Flanders will accelerate vesting only to the extent that performance has been achieved as of the date of termination of employment.

If Mr. Flanders’ employment is terminated by us without cause or if he voluntarily resigns for good reason and provided that any such termination occurs other than during the Change of Control Period, Mr. Flanders will be entitled to the following severance payments and benefits: (i) a cash payment (less applicable withholding taxes) in an amount equal to twenty-four months of his then current annual base salary; (ii) a cash payment (less applicable withholding taxes) in an amount equal to his target cash incentive award for such year, prorated to the date of termination; (iii) company-paid group health, dental and vision benefits for Mr. Flanders and his covered dependents for up to eighteen months, and (iv) vesting of the performance-based stock option and performance-based restricted stock unit awards granted to Mr. Flanders in 2016, but only to the extent that performance has been achieved as of the date of termination of employment.

Assuming Mr. Flanders terminated his employment with us for good reason or we terminated Mr. Flanders’ employment without cause within a Change in Control Period on December 31, 2017, we would have been required to pay Mr. Flanders severance of an aggregate value of approximately $7,557,868, consisting of $1,800,000 in cash severance payments, an estimated amount of $27,708 for health insurance premiums and a value of $5,760,160 from the acceleration of unvested equity awards. The value from the acceleration of unvested equity awards is calculated by multiplying the number of unvested shares subject to outstanding restricted stock units awards by the closing market price on December 31, 2017, which was $1,7.37 (the “December 2017 Share Value”) and adding the value of accelerated unvested in the money options as of December 31, 2017, excluding shares subject to the performance-based stock option and performance-based restricted stock unit awards granted to Mr. Flanders that would not be eligible for accelerated vesting under the Flanders Employment Agreement. Assuming Mr. Flanders terminated his employment with us for good reason or we terminated Mr. Flanders’ employment without cause outside of the Change in Control Period on December 31, 2017, we would have been required to pay Mr. Flanders severance with an aggregate value of approximately $3,848,958, consisting of $1,800,000 in cash severance payments, an estimated amount of $27,708 for health insurance premiums and a value of $2,021,250 from the acceleration of Mr. Flanders’ performance-based stock option and performance-based restricted stock unit awards granted in 2016. The value from the acceleration of Mr. Flanders’ performance-based stock option and performance-based restricted stock unit awards granted in 2016 is calculated by multiplying the number of earned but unvested shares subject to the performance-based restricted stock unit granted to Mr. Flanders in 2016 by the December 2017 Share Value and adding the value of accelerated unvested in the money performance-based stock options granted to Mr. Flanders in 2016 as of December 31, 2017, only to the extent that performance has been achieved as of December 31, 2017.

We entered into an employment agreement with Mr. Francis, our chief financial officer and chief operating officer, in July 2016 (the “Francis Employment Agreement”). Under the terms of the Francis Employment Agreement, if Mr. Francis’ employment is terminated by us “without cause” or if he voluntarily resigns for “good reason” (as such terms are defined in the Francis Employment Agreement), Mr. Francis will be entitled to the following severance payments and benefits: (i) a cash payment (less applicable withholding taxes) in an amount equal to three months of Mr. Francis’ then current annual base salary; (ii) company-paid group health, dental and vision benefits for Mr. Francis and his covered dependents for up to three months; (iii) vesting acceleration of the time-based restricted stock units granted to Mr. Francis in 2016 to the extent the award otherwise would have vested had he remained employed for an additional twelve months; and (iv) vesting acceleration of the performance-based restricted stock units granted to Mr. Francis in 2016 with respect to the portion of the award (if any) for which the applicable performance goals had been met as of the date of termination of employment.

Assuming Mr. Francis terminated his employment with us for good reason or we terminated Mr. Francis’ employment without cause on December 31, 2017, we would have been required to pay Mr. Francis severance with an aggregate value of approximately $1,409,146, consisting of $100,000 in cash severance payments, an estimated amount of $6,396 for health insurance premiums, a value of $325,688 from the acceleration of twelve months of his time-based restricted stock units granted in 2016, calculated by multiplying the number of then unvested shares subject to the time-based restricted stock units by the December 2017 Share Value and a value of $977,062 from the acceleration of Mr. Francis’ performance-based restricted stock units granted in 2016, calculated by multiplying the number of earned but unvested shares subject to the performance-based restricted stock unit granted to Mr. Francis in 2016 by the December 2017 Share Value.

In addition to the Francis Employment Agreement, we granted performance-based restricted stock units to Mr. Francis which provide for full acceleration of the portion of the award (if any) for which the applicable performance goals had been met if Mr. Francis is terminated without cause (as such term is defined in the performance-based restricted stock unit) during the one-year period following a Change in Control (as defined in the 2014 Equity Incentive Plan). Assuming we terminated Mr. Francis employment without cause during the one-year period following a Change in Control on December 31, 2017, in addition to the amounts paid pursuant to the Francis Employment Agreement described above, the value from the acceleration of Mr. Francis’ performance-based restricted stock units (excluding the performance-based restricted stock unit granted in 2016 which is subject to acceleration pursuant to the Francis Employment Agreement discussed above) would have been $521,100 calculated by multiplying the number of earned but unvested shares subject to the performance-based restricted stock unit granted to Mr. Francis in 2017 by the December 2017 Share Value.

We entered into a severance letter agreement with Mr. Hurley (the “Hurley Severance Letter). The Hurley Severance Letter provide that in the event of a termination of the executive’s employment with us “without cause” (as such term is defined in the Hurley Severance Letter), Mr. Hurley will be entitled to the following severance payments and benefits (i) a cash payment (less applicable withholding taxes) in an amount equal to six months of his then current annual base salary; and (ii) company-paid group health, dental and vision benefits for Mr. Hurley and his covered dependents for up to six months.

Assuming Mr. Hurley terminated his employment with us without cause on December 31, 2017, we would have been required to pay Mr. Hurley severance payments totaling $171,971, consisting of $162,500 in cash severance payments and an estimated amount of $9,471 for health insurance premiums.

In addition to the Hurley Severance Letter, we granted performance-based restricted stock units to Mr. Hurley which provide for full acceleration of the portion of the award (if any) for which the applicable performance goals had been met if Mr. Hurley is terminated without cause (as such term is defined in the performance-based restricted stock units) during the one-year period following a Change in Control (as defined in the 2014 Equity Incentive Plan). Assuming we terminated Mr. Hurley’s employment without cause during the one-year period following a Change in Control on December 31, 2017, in addition to the amounts paid pursuant to the Hurley Severance Letter described above, the value from the acceleration of Mr. Hurley’s performance-based restricted units would have been $618,806 calculated by multiplying the number of earned but unvested shares subject to the performance-based restricted stock unit granted to Mr. Hurley by the December 2017 Share Value.

We also granted performance-based stock options and performance-based restricted stock units to Mr. Hannan which provide for full acceleration of the portion of the award (if any) for which the applicable performance goals had been met if Mr. Hannan is terminated without cause (as such term is defined in the performance-based stock options and restricted stock units) during the one-year period following a Change in Control (as defined in the 2014 Equity Incentive Plan). The value from the acceleration of Mr. Hannan’s performance-based restricted units would have been $86,750 calculated by multiplying the number of earned but unvested shares subject to the performance-based restricted stock unit granted to Mr. Hannan by the December 2017 Share Value and adding the value of accelerated unvested in the money performance-based stock options as of December 31, 2017, only to the extent that performance has been achieved as of December 31, 2017.

The performance-based restricted stock unit and performance-based stock option awards granted to our Named Executive Officers provide that if a Change in Control (as defined in the 2014 Equity Incentive Plan) occurs during the performance period, a number of shares subject to such awards will become eligible to vest based on the price per share established in the Change in Control transaction. Such eligible shares will vest on the one-year anniversary of the Change in Control transaction based on the award holder’s continued service through such date.

Any severance payments to which our Named Executive Officer is entitled will be paid by us on such date as necessary to avoid the imposition of additional taxes under Internal Revenue Code Section 409A. We are not obligated to pay our Named Executive Officers a gross-up for taxation on their severance benefits. We have not entered into employment agreements with any of the Named Executive Officers that specify a fixed term of employment. The employment of each Named Executive Officer with us is “at will.”

The employment of Tom Tsao, our former president, small business, individual and family products terminated in April 2017. In connection with Mr. Tsao’s departure, we entered into a separation agreement and release with Mr. Tsao in March 2017 (the “Tsao Separation Agreement”) and a consulting agreement with Mr. Tsao as of April 17, 2017 (the “Tsao Consulting Agreement”). The Separation Agreement entitled Mr. Tsao to continued salary and benefits through the date of termination of employment. Mr. Tsao’s equity awards ceased vesting as of April 7, 2017 in accordance with the terms of the equity awards. The Tsao Separation Agreement included a release of claims by Mr. Tsao in favor of us and our affiliates. Pursuant to the Tsao Consulting Agreement, Mr. Tsao agreed to provide consulting services to the Company from April 17, 2017 through December 31, 2017 to assist with the transition of his duties and responsibilities. The total value of Mr. Tsao’s consulting payments was $76,000.

Under our 2014 and 2006 Equity Incentive Plans, the board of directors or its compensation committee, as administrators of the 2014 and 2006 Equity Incentive Plans, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options and restricted stock units held by our Named Executive Officers and any other person in connection with a Change of Control (as defined in the 2014 and 2006 Equity Incentive Plans, respectively). In addition, outstanding equity awards granted to our non-employee directors become fully vested upon a Change of Control.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	2,727,870	$17.38	1,409,266	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	2,727,870	$17.38	1,409,266

(1)	Consists of the 2006 Equity Incentive Plan and the 2014 Equity Incentive Plan. Our board of directors determined not to grant any additional equity awards under the 2006 Equity Incentive Plan following the approval of the 2014 Equity Incentive Plan by our stockholders in June 2014.
(2)	A total of 4,500,000 shares of our common stock were initially authorized and reserved for issuance under the 2014 Equity Incentive Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The audit committee of the board of directors is comprised of three directors, each of whom qualifies as “independent” under the rules of the Securities and Exchange Commission and the current listing requirements of the NASDAQ Global Market. The members of the audit committee during 2017 were Michael D. Goldberg, Randall S. Livingston and Ellen O. Tauscher. The audit committee acts pursuant to a written charter that was adopted by the board of directors in April 2006, as amended.

In performing its functions, the audit committee acts in an oversight capacity and relies on the work and assurances of (i) the company’s management, which has the primary responsibility for financial statements and reports and the company’s internal controls, and (ii) the company’s independent registered public accounting firm, which, in its report, expresses an opinion on the conformity of the company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the company’s audited financial statements as of and for the fiscal year ended December 31, 2017 and the company’s internal control over financial reporting. The audit committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard (AS) 1301 (previously AS No. 16) Communications with Audit Committees. In addition, the audit committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with the independent registered public accounting firm, Ernst & Young LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Audit Committee

Randall S. Livingston

Michael D. Goldberg

Ellen O. Tauscher

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and other services rendered in 2016 and 2017 (in thousands):

	Fiscal Years Ended
	2016	2017
Audit fees(1)	$1,877	$1,921
Audit-related fees(2)	28	440
Tax fees(3)	—	—
All other fees(4)	2	2

	$1,907	$2,363

(1)	Audit fees: These fees consist of professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting, review of our quarterly consolidated financial statements, accounting advice and consultations, as well as accounting advice and services that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements.
(2)	Audit-related fees: These consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax fees: These fees consist of professional services rendered for tax planning.
(4)	All other fees: These fees consist of services not captured in the audit, audit-related or tax categories.

The audit committee considered whether the provision of services other than audit services is compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit and permissible non-audit services were pre-approved by the audit committee in accordance with the pre-approval policy described above.

Required Vote and Board of Directors Recommendation

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy or at any postponement or adjournment of the Annual Meeting. This ratification is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of us and our stockholders.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities and Exchange Act of 1934, as amended, we are providing our stockholders with the opportunity to cast a vote to approve, on an advisory basis, the compensation of our Named Executive Officers as described below and elsewhere in this proxy statement.

The goal for our executive compensation program is to attract, motivate and retain talented and dedicated executive officers. We seek to accomplish this goal in a way that directly links compensation to measurable corporate and individual performance and focuses executive officers on achieving near and long-term corporate objectives and strategy. We believe that our executive compensation program satisfies this goal and rewards our executives for creating stockholder value.

The Compensation Discussion and Analysis, beginning on page 26 of this proxy statement, describes our executive compensation program and the decisions made by our compensation committee relating to 2017 in more detail. We also urge our stockholders to read the Summary Compensation Table and other related compensation tables and narrative, beginning on page 44 of this proxy statement, which provides detailed information on the compensation of our Named Executive Officers.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). We currently plan to hold a vote, on an advisory basis, annually and expect that the next such stockholder advisory vote will occur at the 2019 Annual Meeting of Stockholders.

As an advisory vote, this proposal is not binding upon us. However, our compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Required Vote and Board of Directors Recommendation

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy or at any postponement or adjournment of the Annual Meeting.

The board of directors recommends a vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with Securities and Exchange Commission rules.

THIRD PARTY COMPENSATION OF DIRECTORS

None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Rule 5250(b)(3) of The Nasdaq Global Select Market.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and the NASDAQ Global Market. Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during the fiscal year ended December 31, 2017 all Reporting Persons complied with all applicable reporting requirements.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is December 31, 2018.

Our bylaws contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals. Under our bylaws, a stockholder proposal will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our secretary at our executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that such stockholder’s notice must be received by our secretary at our principal executive offices no less than 90 days, nor more than 120 days, prior to the one-year anniversary date of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. To be timely for our 2019 Annual Meeting of Stockholders, notice by the stockholder must be received by our secretary at our principal executive offices no earlier than February 12, 2019 and no later than March 14, 2019 (provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the one-year anniversary date of the 2018 Annual Meeting of Stockholders, then notice by the stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made).

ANNUAL REPORT

We will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of common stock at the close of business on April 16, 2018, a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules. The written request should be sent to: Investor Relations, eHealth, Inc., 440 East Middlefield Road, Mountain View, CA 94043.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote promptly by using the Internet or telephone, or, if you requested to receive printed proxy materials, by signing and mailing the proxy or voting instruction form.

By order of the Board of Directors.

Scott N. Flanders
Chief Executive Officer and Director

Mountain View, California

April 30, 2018

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 12, 2018.

Vote by Internet

 • Go to www.envisionreports.com/EHTH

 • Or scan the QR code with your smartphone

 • Follow the steps outlined on the secure website

Vote by telephone

 • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

 • Follow the instructions provided by the recorded message

2018 Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold
01 - Jack L. Oliver, III			02 - Ellen O. Tauscher

2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of eHealth, Inc. for the fiscal year ending December 31, 2018.	For	Against	Abstain
3. A vote to approve, on an advisory basis, the compensation of the Named Executive Officers of eHealth, Inc.	For	Against	Abstain

Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02U2WB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — eHealth, Inc.

Notice of 2018 Annual Meeting of Stockholders

Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301

Proxy Solicited by Board of Directors for Annual Meeting — June 12, 2018 at 8:30 a.m. Pacific Daylight Time

Scott N. Flanders, David K. Francis and Scott Giesler, or any of them (each, a “Proxy”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of eHealth, Inc. to be held on June 12, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, each Proxy will have authority to vote “FOR” the election of the nominated directors (Proposal 1), “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal 2) and “FOR” the vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3).

In their discretion, each of the Proxies are authorized to vote upon such other business as may properly come before the meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C OF THIS CARD

(Items to be voted appear on reverse side.)